SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

March 28, 2008

Dear Stockholder:

Enclosed is a copy of our Proxy Statement and Annual Report for the fiscal year ended December 27, 2007.

You are cordially invited to the 2008 Annual Meeting of Stockholders of National CineMedia, Inc., to be held on April 29, 2008 at 9:00 a.m. Mountain Time, at United Artist Theatre Meadows 12, 9355 Park Meadows Drive, Littleton, Colorado 80124.

At the Annual Meeting, you will be asked to consider and vote upon proposals (1) to elect three directors to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and qualified; (2) to approve the National CineMedia, Inc. 2008 Performance Bonus Plan; and (3) to ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2008 fiscal year ending January 1, 2009.

Whether or not you are able to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

I would appreciate your immediate attention to the mailing of this proxy.

Sincerely,

Kurt C. Hall

President, Chief Executive Officer and Chairman

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Notice of Annual Meeting of Stockholders To Be Held on April 29, 2008

You are cordially invited to attend the Annual Meeting of Stockholders of National CineMedia, Inc., which will be held at United Artist Theatre Meadows 12, 9355 Park Meadows Drive, Littleton, Colorado 80124 on April 29, 2008 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect three directors to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

2.	To approve the National CineMedia, Inc. 2008 Performance Bonus Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2008 fiscal year ending January 1, 2009; and

4.	To transact such other business as may properly come before the meeting.

The close of business on March 14, 2008 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy by mail. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. The proxy is revocable at any time prior to its use.

Ralph E. Hardy

Executive Vice President, General Counsel and Secretary

Centennial, Colorado

March 28, 2008

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED

PROXY AND RETURN IT PROMPTLY. THE PROXY IS

REVOCABLE AT ANY TIME PRIOR TO ITS USE.

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 29, 2008

The accompanying proxy is solicited by the board of directors of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, or the “Company”), for use at the 2008 Annual Meeting of Stockholders to be held at United Artist Theatre Meadows 12, located at 9355 Park Meadows Drive, Littleton, Colorado 80124, on April 29, 2008, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy are first being sent to stockholders on or about March 28, 2008.

Shares Outstanding and Voting Rights

Our board of directors has fixed the close of business on March 14, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.001 par value per share, of which 42,064,166 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

At the Annual Meeting, stockholders will vote on three proposals: to elect three directors to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1); to approve the National CineMedia, Inc. 2008 Performance Bonus Plan (Proposal 2); and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2008 fiscal year ending January 1, 2009 (Proposal 3).

Stockholders representing a majority in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law (“DGCL”) and our Bylaws and Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 2 and 3. The affirmative vote of the holders of a plurality in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 1.

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote of the holders of the common stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called “broker non-votes”), those shares of common stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of the proposals. Pursuant to the FINRA Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or

•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Under these rules, absent authority or directions described above, brokers will not be able to vote on Proposal 2.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2007 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 27, 2007, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or at telephone number (303) 792-3600 or (800) 828-2828. The Annual Report does not form any part of the materials for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 14, 2008, the percentage of beneficial ownership for NCM, Inc. is based on 42,064,166 shares of common stock outstanding (excluding certain options) and 93,915,117 membership units outstanding for NCM LLC, of which 42,064,166 are owned by NCM, Inc. Unless indicated below, the address of each individual listed below is 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405. The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2008, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our directors and nominees for director; and

•	all directors and executive officers as a group.

BENEFICIAL OWNERSHIP

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of Class
Five Percent Stockholders
American Multi-Cinema, Inc. and Affiliates (2)	—	17,474,890	29.4%
Cinemark Holdings, Inc. (3)	—	13,145,349	23.8%
Regal Entertainment Group and Affiliates (4)	—	21,230,712	33.5%
FMR LLC and Related (5)	10,080,724	—	24.0%
Baron Capital Group, Inc. and Affiliates (6)	3,357,960	—	8.0%
BAMCO, Inc. (7)	3,327,960	—	7.9%
Baron Capital Management, Inc. (7)	30,000	—	*
Baron Small Cap Fund (7)	2,500,000	—	5.9%
Citadel Investment Group, LLC and Affiliates (8)	2,549,988	—	6.1%

Directors and Executive Officers
Kurt C. Hall (9)	262,315	—	*
Clifford E. Marks (10)	52,720	—	*
Gary W. Ferrera (11)	69,405	—	*
Thomas C. Galley (12)	43,434	—	*
Ralph E. Hardy (13)	19,267	—	*
Peter C. Brown	0	—	0%
Michael L. Campbell	0	—	0%
Lee Roy Mitchell	0	—	0%
Lawrence A. Goodman (14)	2,953	—	*
David R. Haas (14)	7,953	—	*
James R. Holland, Jr. (14)	1,953	—	*
Stephen L. Lanning (14)	1,953	—	*
Edward H. Meyer (14)	2,953	—	*
Scott N. Schneider (14)	1,953	—	*
All directors, nominees for director and executive officers as a group (14 persons)	466,859	—	1.1%

*	Less than one percent.
(1)	NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of our common stock. If each member of NCM LLC chose to redeem all of its NCM LLC common membership units and we elected to issue shares of our common stock in redemption of all of the units, AMC would receive 17,474,890 shares of our common stock, Cinemark would receive 13,145,349 shares of our common stock and Regal would receive 21,230,712 shares of our common stock. These share amounts would represent 18.6%, 14.0% and 22.6%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units are converted into our common stock.
(2)	Includes American Multi-Cinema, Inc., AMC Entertainment Inc., Marquee Holdings Inc., and AMC Entertainment Holdings, Inc. The address of these stockholders is 920 Main Street, Kansas City, Missouri 64105. Represents beneficial ownership as of December 31, 2007 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 14, 2008.
(3)	The address of this stockholder is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of December 31, 2007 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 14, 2008.
(4)	Includes Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918 and Anschutz Company and Phillip F. Anschutz at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202.

Represents beneficial ownership as of December 31, 2007 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 14, 2008.
(5)	Includes FMR LLC and Edward C. Johnson 3d. The address of these stockholders is 82 Devonshire Street, Boston, Massachusetts 02109. Represents beneficial ownership as of December 31, 2007 based on the Statement of Beneficial Ownership filed on Schedule 13G on January 9, 2008.
(6)	Includes Baron Capital Group, Inc. and Ronald Baron. The address of these stockholders is 767 Fifth Avenue, New York, New York 10153. Represents beneficial ownership as of December 31, 2007 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 14, 2008.
(7)	The address of these stockholders is 767 Fifth Avenue, New York, New York 10153. Represents beneficial ownership as of December 31, 2007 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 14, 2008.
(8)

Includes Citadel Investment Group, LLC, Citadel Investment Group II, LLC, Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Holding II LP, Citadel Advisors LLC, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC, and Citadel Derivatives Trading Ltd. The address of these stockholders is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. Represents beneficial ownership as of December 31, 2007 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 13, 2008.

(9)	Includes 62,744 shares of time-vesting restricted stock, none of which will become vested within 60 days and 94,995 stock options that vested on January 1, 2008.
(10)	Includes 49,720 shares of time-vesting restricted stock, none of which will become vested within 60 days.
(11)	Includes 29,674 shares of time-vesting restricted stock, none of which will become vested within 60 days and 29,812 stock options that vested on January 1, 2008.
(12)	Includes 19,332 shares of time-vesting restricted stock, none of which will become vested within 60 days.
(13)	Includes 6,970 shares of time-vesting restricted stock, none of which will become vested within 60 days and 10,554 stock options that vested on January 1, 2008.
(14)	Includes 1,000 shares of time-vesting restricted stock, none of which will become vested within 60 days.

To our knowledge, none of our officers or directors has pledged any of his shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of ten directors. Under the director designation agreement dated as of February 13, 2007, each of our founding members – AMC Entertainment Inc. and its affiliates (“AMC”), Cinemark Holdings, Inc. and its affiliates (“Cinemark”) and Regal Entertainment Group and its affiliates (“Regal”) – are permitted to appoint or designate up to two persons for nomination to election on our board of directors under the terms set forth in the agreement. See “Certain Relationships and Related Party Transactions—Director Designation Agreement.” The initial designees appointed to the board under this agreement for AMC were Edward H. Meyer and Peter C. Brown; for Cinemark were James R. Holland, Jr. and Lee Roy Mitchell; and for Regal were Stephen L. Lanning and Michael L. Campbell.

Our bylaws provide that directors are divided into three classes, designated as Class I, Class II and Class III. The members of each class serve for staggered three-year terms, except that Class I directors in the initial term immediately following our initial public offering (“IPO”) will serve for one year and Class II directors in the initial term immediately following our IPO will serve for two years. In 2008, the Class I directors are up for re-election. At the Annual Meeting, the stockholders will elect three Class I directors to serve until the 2011 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these three nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

Information About the Nominees

The names of the nominees and other information about them are set forth below:

Kurt C. Hall. Mr. Hall was appointed President, Chief Executive Officer and Chairman of NCM Inc. in February 2007 and held those same positions with NCM LLC since March 2005. He has also served as Chairman, President and Chief Executive Officer of NCM Inc. since October 2006. Prior to his current position, from May 2002 to May 2005, Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary Regal CineMedia Corporation. Since 1988, Mr. Hall has held various executive positions with United Artists Theatre Company, and its predecessor companies, including CEO when it became part of Regal Entertainment Group in 2002. In 2007, Mr. Hall joined the board of directors of IdeaCast Inc. and serves as a member of its compensation committee.

Lawrence A. Goodman. Mr. Goodman has been a director of NCM Inc. since February 2007. Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and has served as its president since inception. From July 2003 to July 2004, Mr. Goodman was retired. From October 1984 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc. Mr. Goodman currently serves as a director of Teletrax, Authenticlick and Sagacity Media.

Scott N. Schneider. Mr. Schneider has been a director of NCM Inc. since February 2007. Mr. Schneider has served as Operating Partner and Chairman, Media and Communications, of Diamond Castle Holdings, LP, a private equity firm, since January 2005. From 2001 to 2004, Mr. Schneider served in various senior executive capacities including President, Chief Operating Officer and Vice Chairman of the Board of Citizens

Communications Company. Mr. Schneider currently serves as a director of Centennial Communications Corp., Bonten Media Group, LLC and PRC, LLC.

Board Composition

Our current board of directors has ten members, as set forth below:

Name	Age	Position
Kurt C. Hall	49	President, Chief Executive Officer and Chairman (Class I)
Peter C. Brown	49	Director (Class III)
Michael L. Campbell	54	Director (Class III)
Lee Roy Mitchell	71	Director (Class III)
Lawrence A. Goodman	53	Director (Class I)
David R. Haas	66	Director (Class II)
James R. Holland, Jr.	64	Director (Class II)
Stephen L. Lanning	54	Director (Class II)
Edward H. Meyer	81	Director (Class II)
Scott N. Schneider	50	Director (Class I)

Set forth below is a brief description of the business experience of each of the individuals who, in addition to the nominees whose business experience is set forth above, currently serve on our board.

Peter C. Brown. Mr. Brown has served as a director of NCM Inc. since October 2006. Mr. Brown has served as a director of AMC Entertainment (AMCE) and American Multi-Cinema, Inc., a subsidiary of AMCE, since November 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown has served as a Director, Chairman of the Board and Chief Executive Officer of AMC Entertainment Holdings, Inc. and Marquee Holdings Inc. since June 2007 and December 2004, respectively. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown is also Chairman of the Board, Chief Executive Officer and a Director of American Multi-Cinema, Inc. Mr. Brown serves as a director of Embarq Corporation, Midway Games, Inc., and MovieTickets.com. Mr. Brown is also a member of the executive committee and Vice Chairman of the Board of Directors of the National Association of Theatre Owners.

Michael L. Campbell. Mr. Campbell has served as a director of NCM Inc. since October 2006. Mr. Campbell has served as Chairman and Chief Executive Officer of Regal Entertainment Group since May 2005. He has also served as a director, member of its executive committee, Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group since 2002. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell currently serves as a director of the National Association of Theatre Owners, Fandango, Inc. and Regal Entertainment Group.

Lee Roy Mitchell. Mr. Mitchell has served as a director of NCM Inc. since October 2006. Mr. Mitchell has served as Chairman of the Board of Cinemark USA, Inc. since March 1996 and as a Director since its inception in 1987 and Chief Executive Officer of Cinemark USA, Inc. until December 2006. Mr. Mitchell serves on the boards of Cinemark Holdings, Inc. and National Association of Theatre Owners. In addition, Mr. Mitchell serves as a director of Texas Capital Bancshares, Inc. and is a member of its compensation committee.

David R. Haas. Mr. Haas has served as a director of NCM Inc. since February 2007. He has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994. Mr. Haas served as a director and chair of the audit committee of Armor Holdings, Inc until July 2007.

James R. Holland, Jr. Mr. Holland has served as a director of NCM Inc. since February 2007. He has been the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since September 1991, and also serves on its compensation committee and board of directors. He also serves as lead director of Texas Capital Bancshares, Inc., serves as an audit committee member and director of Placid Holding Co. and serves as chairman of the board of directors and on the audit and compensation committees of Hunt Midwest Enterprises, Inc.

Stephen L. Lanning. Mr. Lanning has served as a director of NCM Inc. since February 2007. He joined URS Corp. EG&G Division in November 2007 as the Director of Space and Information Operations Strategic Business Element and also served as an independent consultant beginning in September 2006. Mr. Lanning was employed by the United States Air Force from June 1977 until July 2006. From July 2005 to July 2006, Mr. Lanning was the Director, Logistics and Warfighting Integration, Chief Information Officer and Chief Sustainment Officer for the United States Air Force Space Command. Mr. Lanning was a Principal Director of the Defense Information Systems Agency from July 2002 to June 2005.

Edward H. Meyer. Mr. Meyer has served as a director of NCM Inc. since February 2007. Mr. Meyer founded Ocean Road Advisors, Inc., an investment management company, in January 2007 and currently serves as Chief Executive Officer. He was the former Chairman, Chief Executive Officer and President of Grey Global Group, Inc. from 1972 to December 2006. He also serves as a director and member of the compensation and audit committees of Harman International Industries, Inc.; director and member of the compensation committee of Ethan Allen Interiors Inc.; and director of NRDC and Jim Pattison Ltd.

Our board of directors has determined that Lawrence A. Goodman, David R. Haas, James R. Holland, Jr., Stephen L. Lanning, Edward H. Meyer and Scott N. Schneider, all current directors, qualify as “independent” directors under the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq Stock Market. There are no family relationships among any of our executive officers, directors or nominees for director.

Meetings of the Board of Directors and Committees

The board of directors held 5 meetings during the period from the IPO closing on February 13, 2007 through December 27, 2007 (which we refer to in this proxy statement as our 2007 fiscal year) and took action by written consent on 4 occasions. During our 2007 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he was a director and of the total number of meetings held by all of the committees of the board of directors on which he served. The three standing committees of the board of directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The following table shows the current membership and number of meetings held by the board and each committee during our 2007 fiscal year:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Kurt C. Hall				Chair
Peter C. Brown				X
Michael L. Campbell				X
Lawrence A. Goodman		Chair	X	X
David R. Haas	Chair			X
James R. Holland, Jr.	X			X
Stephen L. Lanning		X	Chair	X
Edward H. Meyer		X	X	X
Lee Roy Mitchell				X
Scott N. Schneider	X			X
2007 Fiscal Year Meetings and Consents	12	4	4	9

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Audit Committee

For our 2007 fiscal year, the Audit Committee consisted of David R. Haas (chairman), James R. Holland, Jr. and Scott N. Schneider. Each of them was “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq Stock Market. Each of them also meets the financial literacy requirements of the Nasdaq Stock Market. Our board of directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

The Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

(2)	the independent auditor’s qualifications and independence;

(3)	the performance of our internal audit function and independent auditor; and

(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

The Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s responsibilities are set forth in its current charter which was approved by the board of directors on January 8, 2008. A copy of the charter is included as Appendix A and is also available on our website at www.ncm.com. There were 12 meetings of the Audit Committee during our 2007 fiscal year.

Compensation Committee

For our 2007 fiscal year, the Compensation Committee consisted of Lawrence A. Goodman (chairman), Stephen L. Lanning and Edward H. Meyer. Each of them was “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by the Nasdaq Stock Market and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Only members of the Compensation Committee who qualify as outside directors participate in discussions regarding awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

The Compensation Committee’s purposes, as set forth in its charter, are:

(1)	to assist the board in discharging its responsibilities relating to compensation of our executives,

(2)	to administer our equity incentive plans (other than any such plan applicable only to non-employee directors); and

(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

The Compensation Committee’s responsibilities are set forth in its charter which is reviewed at least annually. The current Compensation Committee charter was approved by the board of directors on January 8, 2008. A copy of the Committee’s charter is posted on our website at www.ncm.com. There were 3 meetings of the Compensation Committee during our 2007 fiscal year and there was 1 action taken by written consent.

The Compensation Committee performs such functions and responsibilities enumerated in its charter as appropriate in furtherance of its purposes. The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee as it deems necessary or appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Committee shall not delegate to persons other than independent directors any functions that are required – under applicable law, regulation or Nasdaq rule – to be performed by independent directors.

The Compensation Committee will engage and direct a compensation consultant. It is expected that the consultant may provide independent advice and recommendations to the committee regarding executive compensation. The Compensation Committee will review the recommendations by the compensation consultant and ensure they are aligned to the market and benchmarked to an appropriate peer group.

Nominating and Governance Committee

Lawrence A. Goodman, Stephen L. Lanning (chairman) and Edward H. Meyer are the current members of the Nominating and Governance Committee. All of the members of our Nominating and Governance Committee are independent as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations.

The Nominating and Governance Committee’s purposes, as set forth in its charter, are:

(1)	to identify individuals qualified to become board members, and to recommend that the board select the director nominees for the next annual meeting of stockholders;

(2)	to oversee the evaluation of our management and the board; and

(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to the board such changes as it may deem appropriate.

The Nominating and Governance Committee’s responsibilities are set forth in its charter which was approved by the board of directors on January 8, 2008. A copy of the charter as well as our Corporate Governance Guidelines is available on our website at www.ncm.com. There were 4 meetings of the Nominating and Governance Committee during our 2007 fiscal year.

Other than the director candidates designated by our founding members, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends director nominees to our board for each annual meeting of stockholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The Nominating and Governance Committee recommends to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews such guidelines and standards and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. The Nominating and Governance Committee also monitors our board of directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our board of directors in its annual review of our board of directors’ performance.

Nomination of Directors. The nominees for re-election to our board of directors at the Annual Meeting were formally nominated by the Nominating and Governance Committee and were approved by the board of directors on January 8, 2008. Messrs. Hall, Goodman and Schneider participated in the vote of the board of directors approving the director nominees.

As the need to fill vacancies arises in the future, the Nominating and Governance Committee will actively seek individuals qualified to become board members for recommendation to the board. The Nominating and Governance Committee would consider potential director candidates recommended by stockholders and would use the same criteria for screening all candidates, regardless of who proposed such candidates.

The Nominating and Governance Committee and the board of directors consider whether candidates for nomination to the board of directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;

(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of the board of directors;

(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the board of directors;

(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)	a dedication to the representation of our best interests and all of our stockholders.

Stockholder Communications

The office of the Secretary of NCM Inc. serves as the point of contact between the board of directors and our stockholders. The office of Secretary shall promptly forward to the intended recipient all communications from stockholders to the board of directors generally, to members of a committee of the board of directors or to one or more directors individually, as applicable.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Before the completion of our IPO in February 2007, NCM LLC was wholly owned by our founding members. In connection with the completion of our IPO, NCM Inc. purchased from NCM LLC a number of newly issued common membership units, at a price per unit equal to the IPO price per share, less underwriting discounts and commissions and related offering expenses. NCM LLC paid a portion of the proceeds it received from the sale of its units to NCM Inc. to our founding members for their agreeing to modify payment obligations under their exhibitor services agreement (“ESA”). In connection with the completion of the IPO, the underwriters exercised their over-allotment option to purchase additional shares in full, and we acquired an equivalent number of additional units in NCM LLC promptly after issuing the additional shares pursuant to the over-allotment.

As of December 27, 2007, we owned approximately 44.8% of the outstanding common membership units in NCM LLC, and the founding members collectively owned approximately 55.2% of the outstanding common membership units in NCM LLC. We are the sole managing member of NCM LLC.

We entered into several agreements to effect the reorganization and the financing transaction and to define and regulate the relationships among us, NCM LLC and the founding members after the completion of the IPO. Except as described in this section, we do not expect to have any material arrangements with NCM LLC, the founding members or any of our or their respective directors, officers or other affiliates after the completion of the IPO, other than ordinary course business relationships.

Further transactions between NCM Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our board of directors, or another committee comprised entirely of independent members of our board. Our Audit Committee charter authorizes the Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

Transactions with Founding Members

Exhibitor Services Agreements

On February 12, 2007, NCM LLC and each of AMC, Cinemark and Regal agreed upon the final terms of the ESAs between NCM LLC and AMC, Cinemark and Regal, respectively. The ESAs, which replace the ESAs previously in effect among NCM LLC, AMC, Cinemark and Regal, were executed by the parties effective February 13, 2007. Certain basic terms of the ESAs are discussed below:

Services Provided. Pursuant to the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theatres (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members), as well as of meeting events and digital programming events, and the founding members agree to participate in such services. Advertising services include on-screen advertising and the FirstLook pre-show, use of the lobby entertainment network and lobby promotions. Meetings and events involve the hosting of meetings and distribution of digital content through our CineMeetings business and digital programming events through our Fathom business. The content, promotions, events, meetings and activities that are included within the services provided by NCM LLC are generally referred to herein as the services.

Term and Termination. The ESAs entered into at the completion of the IPO have a term of 30 years for advertising. The terms for meetings and digital programming were initially five years with provisions for automatic renewal for an additional five years if certain financial performance conditions are met by our CineMeetings or Fathom business, as applicable. If such financial performance conditions are not met, the founding member may elect to extend the term relating to meetings or digital programming, as applicable so long as the CineMeetings and Fathom businesses are profitable (as defined). If the CineMeetings and Fathom businesses are not profitable (as defined) either the founding members or NCM LLC may elect not to extend the term relating to those businesses. Beginning one year prior to the end of the 30-year term of the ESAs, NCM LLC will have a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.

Either party may terminate the agreement upon:

•	a material breach of the ESA by the other party after notice and a cure period;

•	a government, regulatory or judicial injunction, order or decree; or

•

bankruptcy, insolvency or dissolution of the other party, appointment of a receiver or trustee for the other party who is not dismissed within 60 days or cessation of business or inability to pay debts.

Theatres. The founding members are required to make all their theatres available for the services, including theatres that are newly acquired or built during the term of the ESA, but excluding draft house and art house theatres (attendance at which shall not exceed 4% of the attendance at the founding member’s participating theatres for the preceding year) and screens exhibiting IMAX technology. For newly acquired theatres that are subject to contracts with an alternative cinema advertising provider, if the founding member wishes to receive common membership units in NCM LLC (as provided in the Common Unit Adjustment Agreement described below) at the time the theatres are acquired, the ESA provides that the founding member may make certain run out payments until NCM LLC can utilize the theatres for all of its services. Alternatively, the founding member may wait to receive common membership units for the acquired theatres until the contracts with the alternative providers have expired and NCM LLC may provide its services without limitation.

Lobby Entertainment Network. With exceptions for digitized theatres that already have lobby screens for the lobby entertainment network, the founding members are required to have one lobby entertainment network screen in digitized theatres with ten or fewer auditoriums, two lobby entertainment network screens in digitized theatres with eleven to twenty auditoriums and three lobby entertainment network screens in digitized theatres with more than twenty auditoriums.

Inventory. The pre-feature program for digital on-screen advertising is 20 to 30 minutes long, and the founding members have agreed to use commercially reasonable efforts to open their auditoriums to customers at least 20 minutes prior to the advertised show time. Lobby entertainment network advertising is displayed in a repeating loop. With respect to lobby promotions, there is an inventory of lobby promotions that are pre-approved by the founding members. Additional lobby promotions may be added to the pre-approved inventory upon consent by NCM LLC and the founding member. For digital programming events and meeting events (except church worship services, which require approval), the ESA also establishes pre-approved periods when such events may be exhibited in applicable theatres, specifically on Monday through Thursday evenings for digital programming events and Monday through Thursday from 6:00 a.m. to 6:00 p.m. for meetings, in both cases except during specified peak holiday periods. Digital programming events may be exhibited and meeting events may be conducted at other times upon consent by NCM LLC and the founding member.

Payments. In consideration for NCM LLC’s access to NCM LLC’s founding members’ theatre attendees for on-screen advertising and use of off-screen locations within the founding members’ theatres for the lobby entertainment network and lobby promotions, the founding members receive a monthly theatre access fee under the ESAs. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which will be adjusted for any advertising exhibited by some, but not all, theatres or founding members because of content objections or technical capacity. The payment per theatre patron will increase by 8% every five years with the first such increase taking effect after the end of fiscal 2011 and the payment per digital screen will increase annually by 5%, beginning after the end of fiscal 2007. In 2007, subsequent to the IPO, the theatre access fee aggregate payments to the founding members totaled $41.5 million. The theatre access fee paid in the aggregate to all founding members cannot be less than 12% of NCM LLC’s aggregate advertising revenue (as defined in the ESA), or it will be adjusted upward to reach this minimum payment.

In consideration for the exhibition of digital programming events, the founding members retain 15% of the revenue from ticket sales, net of taxes and refunds and 100% of the concession sales. NCM LLC distributes a total of 15% of the net revenue received from any promotional fee for a digital programming event to the founding members that participated in such digital programming event, allocated based upon the number of tickets sold. Revenue from meeting events is shared based on the type of event. For Meetings with a Movie or Fathom Events and a Movie, the founding member retains the proceeds of movie ticket sales for a full sale of the auditorium (at adult ticket prices) and NCM LLC retains other fees associated with the meeting. For meetings without a movie, NCM LLC pays the founding member 15% of the rental revenue for the meeting. For church worship services, NCM LLC pays the founding member 50% of the rental revenue for the meeting. In 2007, subsequent to the IPO, aggregate payments to the founding members for use of their screens and theatres for our meetings and events business totaled $3.8 million.

NCM LLC pays the cost associated with providing its services to the founding members’ theatres, which includes selling and marketing expenses (including base salaries, commissions and benefits of our advertising sales staff and marketing, public relations and research departments), network operations and maintenance costs (including costs to run our network operations center, satellite bandwidth costs and costs for the maintenance of the network software and hardware), advertising and event costs (including production and other costs associated with non-digital advertising, and direct costs of events) and administrative expenses (including salaries, bonuses and benefits for our administrative staff and occupancy costs). The founding members pay the in-theatre operational costs of exhibiting the services within the theatres (such as electricity), except that any incremental costs (such as third-party security at digital programming events) are reimbursed by NCM LLC.

Beverage Concessionaire Agreements. Under the ESAs, NCM LLC displays up to 90 seconds (depending on the exhibitor) of on-screen advertising for beverage concessionaires at the time established in their agreements with the founding members and the founding members are required to pay to NCM LLC an initial beverage agreement advertising rate based on CPM (cost per thousand) impressions for the beverage advertising. As long as the beverage agreement advertising rate does not exceed the highest rate being charged by NCM LLC for on-screen advertising, the rate will increase annually at a rate of (a) 8% per year for each of the first two calendar years following our 2007 fiscal year, (b) 6% per year for the next two fiscal years, and (c) for all following years, at an annual percentage equal to the annual increase in the advertising rate charged by NCM LLC to unaffiliated third parties. In 2007, subsequent to the IPO, total revenue from the founding members related to the beverage concessionaire agreements totaled $40.9 million.

Equipment. Founding members’ existing digitized theatres have the requisite equipment to participate in the advertising services. Equipment acquisitions are funded by the founding members. For newly acquired and built theatres, as well as theatres converting from non-digitized to digitized capacities, in most cases NCM LLC is responsible for procuring the equipment necessary to deliver its services on behalf of the founding members, however the founding members have the option to procure equipment directly. NCM LLC will pay for the equipment that is placed outside of theatres and for any testing equipment installed within the theatres to maintain NCM LLC’s software. Under the ESAs, the founding members will be responsible for installation of equipment purchased, but they may elect to have NCM LLC perform the installation, in which case NCM LLC will be reimbursed for installation services. If satellite service is not available and a landline connection is required for delivery of its services, NCM LLC will pay for the costs of the landline connection with respect to delivery of content from NCM LLC to the founding member’s wide area network, and the founding member will pay the costs with respect to delivery of content from its wide area network to its theatres.

Each party owns the equipment for which it pays or for which it reimburses the other party. NCM LLC may request replacement, upgrade or modification of equipment or software in any theatre, provided such request is made to all founding members, and NCM LLC and the founding member will negotiate the terms and cost-

sharing of any upgrade requests. Under the ESAs, if no agreement is reached regarding the upgrade request, NCM LLC may elect to pay for the proposed replacements, upgrades or modifications. The parties, pursuant to the ESAs, agree to use commercially reasonable efforts to ensure that the digital content network will be integrated with any network for delivery of digital cinema services so that NCM LLC’s services can be delivered over any such digital cinema network. NCM LLC will perform repair and routine maintenance of equipment, unless the founding member elects to assume this responsibility. If NCM LLC is performing repair and routine maintenance, it will bear the cost of repairs (subject to limited restrictions), but not replacement. The founding member will pay the expense of equipment repair or replacement if the expense would constitute a capital expense for NCM LLC or if the expense is payable by the founding member’s insurance provider.

Content Standards. Section 4.03 of each of the ESAs establishes content standards for the services that NCM LLC provides. Specifically, content may not (a) be subject to a Motion Picture Association of America “X” or “NC-17” rating or the equivalent; (b) promote illegal activity; (c) promote the use of tobacco, sexual aids, birth control, firearms, weapons or similar products; (d) promote alcohol, except prior to “R”-rated films in an auditorium; (e) constitute religious advertising, except the time and location for local church services; (f) constitute political advertising or promote gambling; (g) promote competitive theatres, theatre circuits or other entities that compete with the founding member or NCM LLC; (h) violate any of the founding member’s beverage agreements or identified exclusive contractual relationships; or (i) otherwise negatively reflect on the founding member or adversely affect the founding member’s attendance, as determined in the founding member’s reasonable discretion and specified with respect to the geographical locations affected. If certain founding members decline to exhibit an advertisement on the basis of these content standards, while other founding members agree to exhibit it, the revenue from such advertisement is considered “4.03 Revenue.” 4.03 Revenue will increase the theatre access fee paid to the founding members that displayed such advertisement relative to the founding members that did not display such advertisement in all or some of their theatres.

Founding Member Brand. The ESAs provides that NCM LLC, in coordination with each founding member, creates a brand identity for the founding member, presented in interstitial messaging during the FirstLook pre-feature program, including an introduction and close to the program. NCM LLC also includes in the pre-feature show up to two minutes for promotion of the founding member in segments called branded slots, and NCM LLC includes founding member branding in the policy trailer it produces. The branded slots may include theatre advertising, as described below. The branded slots are provided by NCM LLC to the founding members at no charge and include 45 seconds within 15 minutes of show time, 15 seconds of which is placed within 11 minutes of show time, and the remainder placed at NCM LLC’s discretion. We may move the placement of the branded slots up to one minute further from the advertised movie show time if NCM LLC sells additional advertising units to third parties that will follow the branded slots. After the advertised show time (and after the pre-feature show), the founding members may also exhibit a policy trailer regarding theatre policy and operations. The policy trailer may include promotions of the founding member’s concessions and may display branding of film studios, distributors or production companies. Upon prior written approval of the founding member, NCM LLC may sell advertising for inclusion in the policy trailer. Under the ESAs, NCM LLC provides, at no additional cost to the founding members, creative services to prepare branding material for the founding members, subject to a 1,000 hour annual limit for creative services to each founding member. After this hour limit is reached, the founding member may purchase additional creative services on an hourly basis. There was not a significant amount of additional creative services provided to the founding members during 2007 subsequent to the IPO.

Founding Member Strategic Programs. The ESAs allow a founding member to exhibit advertising that is not directly related to theatre operations but is designed to promote the theatres or the movie-going experience to increase attendance or revenue (other than revenue from the sale of advertising) for the founding member (called a founding member strategic program). The founding member, at no cost, may use one minute for every 30 minutes of advertising on the lobby entertainment network and certain lobby promotions for its strategic programs in up to two local or regional promotions per theatre per flight (the approximately four- to five-week period that advertising content runs before being refreshed by NCM LLC) and up to four national promotions per year, provided that only one national promotion is running at any given time. The founding member may purchase an additional minute of lobby entertainment network time, for strategic programs at rate card rates and subject to availability. Any additional strategic advertising on the lobby entertainment network or as part of a lobby promotion must be agreed to by NCM LLC. There was not a significant amount of lobby entertainment network or lobby promotion provided to the founding members during 2007 subsequent to the IPO.

Theatre Advertising. The ESAs permit the founding members to use their branded slot time (as described above) within the FirstLook program and the lobby entertainment network and certain lobby promotions to promote various activities associated with operation of the theatres, including concessions, ticketing partners, gift card and loyalty programs, special events presented by the founding member and vendors of non-film related services provided to theatres, so long as such promotions are incidental to the vendor’s service (called theatre advertising). The ESAs also permit the founding members to:

•	purchase additional theatre advertising at an arm’s length basis and subject to availability;

•	include promotion of concessions and display branding of film studios, distributor or production companies in the policy trailer;

•	exhibit theatre advertising and other internal programming, on lobby screens in excess of the lobby entertainment network requirements;

•

promote the grand opening of a theatre with promotions involving local businesses for the period of 14 days before to 14 days after the opening of such theatre, which may include, subject to availability, one on-screen advertisement of 30 seconds in length;

•	place advertising for full-length feature films on special popcorn tubs in circumstances where NCM LLC does not sell such advertising; and

•	allow employee uniform suppliers to advertise on theatre employees’ uniforms.

Legacy Agreements. The ESAs provided that all remaining legacy agreements between the founding members and third-party advertisers were assigned by the founding members to NCM LLC at the time of the IPO.

Non-Competition. The founding members agree not to compete with NCM LLC in the businesses that the ESA authorizes NCM LLC to conduct, unless:

•	the founding member or an affiliate acquires a competing business as an incidental part of an acquisition and disposes of the competing business as soon as practicable;

•	the founding member and any affiliates acquire an aggregate direct or indirect ownership of less than 10% of the voting power of a competitive business; or

•

the founding member enters into an agreement for the acquisition or installation of equipment or the provision of services with a competitor of NCM LLC, if there is no violation of NCM LLC’s exclusive provision of services under the ESA.

Certain Other Provisions. The ESA includes (a) a limited license from NCM LLC to the founding member for use of NCM LLC’s software and marks and (b) a limited license from the founding member to NCM LLC for use of the founding member’s marks. Each party makes standard representations and warranties, such as due formation and authorization to enter into and perform the agreement, and each party agrees to indemnify the other for certain liabilities. If the ESA with one founding member is amended, other founding members have the right to amend their ESAs to match such change pursuant to a most-favored nations provision. Neither party may assign, including by operation of law, its rights or obligations under the ESA, except to certain permitted transferees affiliated with the transferring entity.

Net Payments to Founding Members. In 2007, subsequent to the IPO, the net payments to (from) each founding member for theatre access fees, payments for use of their screens and theatres for our meetings and events business and for beverage concessionaire agreements were $4.7 million to Regal, $1.9 million to Cinemark and $(2.2) million from AMC, respectively.

Exhibitor Services Agreement Payment Letter

In connection with the ESAs, also on February 12, 2007 we agreed upon the final terms of a letter agreement with AMC, Cinemark and Regal regarding final payment of the amounts not yet paid and owing to AMC, Cinemark and Regal under the prior exhibitor services agreements. The ESA payment letter was executed by the parties effective February 13, 2007.

The ESA payment letter provided that, on or before 30 days following our IPO, NCM LLC was to repay the remaining amounts owed to our founding members under the prior ESAs. To the extent that such amounts were not funded by receivables from our customers, NCM LLC would draw upon the revolving credit facility to satisfy the amounts owed. NCM LLC was to repay any amount drawn under the credit facility for this purpose as the corresponding receivables were collected. Amounts owed to the founding members through the date of the IPO of $50.8 million were paid by NCM LLC on March 15, 2007. Of the amount paid, $14.3 million was to AMC, $13.8 million was to Cinemark and $22.7 million was to Regal.

NCM LLC Operating Agreement

On February 12, 2007, NCM Inc., AMC, Cinemark and Regal agreed upon final terms of the NCM LLC third amended and restated limited liability company operating agreement. The restated operating agreement was executed by the parties effective February 13, 2007. Certain basic terms of the restated operating agreement are discussed below.

Appointment as Manager. Under the restated operating agreement, we became a member and the sole manager of NCM LLC. As the sole manager, we control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of NCM LLC and the day-to-day management of NCM LLC’s business. Furthermore, we cannot be removed as manager of NCM LLC.

Except as necessary to avoid being classified as an investment company or with the founding members’ approval, as long as we are the manager of NCM LLC our business will be limited to owning and dealing with units, managing the business of NCM LLC, fulfilling our obligations under the Securities Exchange Act of 1934, as amended, and activities incidental to the foregoing.

Founding Member Approval Rights. If any director designee to our board of directors designated by NCM LLC’s founding members pursuant to the Director Designation Agreement described below is not appointed to our board, nominated by us or elected by our stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve the following actions of NCM LLC:

•	approving any budget or any amendment or modification of the budget;

•	incurring any indebtedness or entering into or consummating any other financing transaction that is not provided for in the budget;

•

entering into or consummating any agreements or arrangements involving annual payments by NCM LLC (including the fair market value of any barter) in excess of $5 million (subject to annual adjustment based on the Consumer Price Index), except as otherwise provided in the budget, or any material modification of any such agreements or arrangements;

•

entering into or consummating any agreements or arrangements involving annual receipts (including the fair market value of any barter) in excess of $20 million (subject to annual adjustment based on the Consumer Price Index), or any material modification of any such agreements or arrangements;

•

except as contemplated herein, declaring, setting aside or paying any redemption of, dividends on, or the making of any other distributions in respect of, any of its membership units or other equity interests in NCM LLC, as the case may be, payable in cash, stock, property or otherwise, or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its units, limited liability company interests or capital stock, as the case may be;

•

amending any provision of the restated operating agreement to authorize, or to issue, any additional membership units or classes of units or other equity interests and the designations, preferences and relative, participating or other rights, powers or duties thereof;

•

hiring or terminating the employment of the chief executive officer, chief financial officer, chief technology officer or chief sales and marketing officer of NCM LLC, or the entering into, amendment or termination of any employment, severance, change of control or other contract with any employee who has a written employment agreement with NCM LLC;

•	changing the purposes of NCM LLC, or the provision by NCM LLC of any services beyond the scope of the services defined in the ESAs, or services outside of the United States or Canada;

•	entering into any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a change of control of NCM LLC or a proposal for such a transaction;

•

leasing (as lessor), licensing (as licensor) or other transfer of assets (including securities) (x) having a fair market value or for consideration exceeding $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, or (y) to which the revenue or the profits attributable exceed $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statement of NCM LLC;

•

entering into any agreement with respect to or consummating any acquisition of any business or assets having a fair market value in excess of $10 million (subject to annual adjustment based on the Consumer Price Index) taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

•

settling claims or suits in which NCM LLC is a party for an amount that exceeds the relevant provision in the budget by more than $1 million (subject to annual adjustment based on the Consumer Price Index) or where equitable or injunctive relief is included as part of such settlement;

•

entering into, modifying or terminating any material contract or transaction or series of related transactions (including by way of barter) between (x) NCM LLC or any of its subsidiaries and (y) any member or any affiliate of any member or any person in which any founding member has taken, or is negotiating to take, a material financial interest, in each case, other than relating to the purchase or sale of products or services in the ordinary course of business of NCM LLC;

•

entering into any agreement for NCM LLC to provide to any new member or affiliate of any new member any services similar to those set forth in the ESAs described above, or admitting to NCM LLC any new member;

•

entering into, modifying or terminating any agreement for NCM LLC to provide any services to any person (other than a member or affiliate of a member) that requires capital expenditures or guaranteed payments in excess of $1 million annually (subject to annual adjustment based on the Consumer Price Index);

•	dissolution of NCM LLC; the adoption of a plan of liquidation of NCM LLC; any action by NCM LLC to commence any suit, case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to NCM LLC, or seeking to adjudicate NCM LLC as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to NCM LLC, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for NCM LLC, or for all or any material portion of the assets of NCM LLC, or making a general assignment for the benefit of the creditors of NCM LLC;

•	approving any significant tax matters;

•	valuation determinations to be made under the restated operating agreement;

•	amending or changing certain provisions of the restated operating agreement; and

•	any expenditure by NCM LLC to replace, upgrade or modify any equipment or software owned by any of the founding members or their affiliates.

For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units will be counted toward the threshold, but common membership units issued to us in connection with the redemption of common membership units by a founding member will be excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Compensation. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “Transactions with NCM LLC-Management Services Agreement” below, or as otherwise approved by a vote of the members holding a majority of the outstanding common membership units plus each founding member. We are entitled to reimbursement by NCM LLC for our reasonable out-of-pocket expenses incurred by us on its behalf.

Distributions. The restated operating agreement provides for mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2007, subsequent to the IPO, available cash distributions totaled $119.1 million. Of that amount, the portion payable to NCM, Inc., Regal, AMC and Cinemark totaled $53.3 million, $26.9 million, $22.2 million and $16.7 million, respectively.

Transfer Restrictions. The restated operating agreement generally permits transfers of membership units of NCM LLC, subject to limited exceptions. Any transferee of membership units must assume, by operation of law or written agreement, all of the obligations of the transferring member with respect to the transferred units, even if the transferee is not admitted as a member of NCM LLC. In the event of a transfer of membership units by a founding member, the transferee shall not have the rights and powers of a founding member (such as the right to designate directors for nomination), unless the transferee is an entity that is affiliated with the founding member or that is controlled by certain owners of the founding member.

Common Unit Redemption Right. The restated operating agreement provides a redemption right of the members to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted to account for stock splits, recapitalization or similar events), or at our option, a cash payment equal to the market price of one share of our common stock. If we determine to make a cash payment, the member has the option to rescind its redemption request within a specified time period. In the event of a determination to make a cash payment, we are obligated to sell to a third party a number of shares equal to the number of redeemed units, to ensure that the number of NCM LLC common units we own equals the number of our outstanding shares of common stock. Upon the exercise of the redemption right, the redeeming member will surrender common units to NCM LLC for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption.

Preferred Unit Redemption. The restated operating agreement provides for a distribution on the preferred units of certain net proceeds of $709.7 million from a senior secured credit facility and $59.8 million of the net proceeds from our IPO, which closed on February 13, 2007. Upon payment of such amount, each preferred unit was canceled and the holders of the preferred units ceased to have any rights as a member of NCM LLC with respect to the preferred units.

Issuance of Units upon Exercise of Options or Vesting of Other Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation.

Dissolution. The restated operating agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve NCM LLC. In addition to a voluntary dissolution, NCM LLC will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law or the termination of the legal existence of the last remaining member. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

•	first, to pay the expenses of winding up and dissolving NCM LLC and debts and liabilities owed to creditors of NCM LLC, other than members;

•	second, to pay debts and liabilities owed to members; and

•	third, to the members pro rata in accordance with their percentage interests.

Confidentiality. Each member agrees to maintain the confidentiality of NCM LLC’s intellectual property and other confidential information for a period of three years following the earlier of (i) date of dissolution of NCM LLC or (ii) the date such member ceases to be a member. This obligation covers information provided to NCM LLC by the members and their affiliates, and excludes disclosures required by law or judicial process.

Amendment. The restated operating agreement may be amended by a vote of the members holding a majority of the outstanding common membership units plus each founding member. Amendments to specified provisions require the additional consent of us as manager. No amendment that would materially impair the voting power or economic rights of any outstanding common units in relation to any other outstanding class of units may be made without the consent of a majority of the affected units. No amendment that would materially impair the voting power or economic rights of any member in relation to the other members may be made without the consent of the affected member.

Indemnification. The restated operating agreement provides that NCM LLC will indemnify its managers, members and officers against liabilities that arise in connection with the business of NCM LLC and any activities of any managers, members and officers involving actions taken on behalf of NCM LLC, provided that the indemnification will not apply to acts of gross negligence or willful misconduct or a breach of any agreement between the indemnitee and NCM LLC.

The restated operating agreement also provides that, while no member may have other business interests that compete with NCM LLC, any affiliate of a member or our stockholder may have other business interests and may engage in any other businesses of any kind, including businesses that compete with our business and purpose.

Unit Purchase Agreement

We entered into a unit purchase agreement with NCM LLC’s founding members. Under the unit purchase agreement, we purchased from NCM LLC’s founding members on a pro rata basis, 4,000,000 common membership units of NCM LLC, which represented approximately 4.3% of the common units of NCM LLC, in connection with the underwriters’ exercise of their over-allotment option at the completion of our IPO. The per unit price that we paid for the common units was equal to the per share purchase price that our common stock was sold to the public pursuant to the offering less underwriting discounts and commissions and offering expenses. Pursuant to this agreement, we paid our founding members an aggregate of approximately $78.5 million in February 2007, of which $32.1 million was paid to Regal, $26.5 million was paid to AMC and $19.9 million was paid to Cinemark.

Common Unit Adjustment Agreement

On February 12, 2007, NCM, Inc., NCM LLC, AMC, Cinemark, and Regal agreed upon the final terms of a common unit adjustment agreement. The common unit adjustment agreement was executed by the parties effective February 13, 2007.

The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members, based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre, except that acquired theatres subject to an agreement with an alternative cinema advertising provider will not be included until certain run out payments are made to NCM LLC by the founding member acquiring the theatre pursuant to its ESA or until such third party cinema advertising agreement expires and the theatre is added to NCM’s network. Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre, unless the purchaser or sublessee enters into an agreement with NCM LLC similar to the ESA, the theatre is closed at the end of its lease term or a non-digitized theatre is closed within three years of the end of its lease term.

The adjustment of membership units pursuant to the common unit adjustment agreement will be conducted annually, except that an earlier adjustment will occur for a founding member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent adjustment, will cause a change of two percent or more in the total annual attendance of all founding members. The adjustment is generally calculated by multiplying a founding member’s change in annual attendance from any acquisitions and dispositions during the relevant period by NCM LLC’s enterprise value per attendee (as defined in the common unit adjustment agreement), and dividing this product by the sixty-day volume-weighted share price of our common stock. The changes in annual attendance will be calculated based on attendance at the relevant theatres during the prior twelve fiscal months; however, if an acquired theatre has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theatre, with a subsequent adjustment made for any difference between 75% of the projected attendance and the actual attendance during the first twelve months of operation. Additionally, in the calculations for adjustment upon acquisition or disposition, only one-half of the attendance will be counted for theatres that are not digitized. If an acquired theatre that is not digitized is subsequently converted to a digitized theatre, the founding member will then be credited with half of that theatre’s attendance. Attendance information is being provided by our founding members and we expect the calculation for our 2007 fiscal year to be completed pursuant to the provisions in the common unit adjustment agreement.

Tax Receivable Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark, and Regal agreed upon the final terms of the tax receivable agreement. The tax receivable agreement was executed by the parties effective February 13, 2007.

The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to our taxable years up to and including the 30th anniversary date of our IPO. The term of the tax receivable agreement will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreement will vary depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.

If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the tax receivable agreement, we will place any subsequent tax benefit payments that would otherwise be made to the founding members into an interest-bearing escrow account until there is a final determination. We shall have full responsibility for and sole discretion over, all our tax matters, including the filing and amendment of all tax returns and claims for refunds and the defense of all tax contests, subject to certain participation and approval rights held by the founding members. If one or more of the founding members was insolvent or bankrupt or otherwise unable to make payment under its repayment obligation, then our financial condition could be materially impaired.

At December 27, 2007, we have recorded long-term taxes payable to our founding members of $135.7 million, of which approximately $13.4 million is expected to be paid in 2008.

Loews Screen Integration Agreement

On February 13, 2007, NCM LLC and AMC executed the amended and restated Loews screen integration agreement. On January 26, 2006, AMC completed the acquisition of Loews Cineplex Entertainment Inc. The U.S.-based Loews screens will become part of our national advertising network on an exclusive basis beginning on June 1, 2008, following the expiration of Loews’ pre-existing contract with another cinema advertising provider. In accordance with the amended and restated Loews screen integration agreement, AMC pays us an amount that approximates the EBITDA we would have generated if we were able to sell advertising in the Loews theatre chain on an exclusive basis. These payments are made on a quarterly basis in arrears until May 31, 2008 and are, for accounting purposes, recorded directly to NCM LLC’s members’ equity accounts and will not be reflected in NCM LLC’s statement of operations. During 2007, the Loews payments totaled $11.2 million. Additionally, AMC will pay to NCM LLC amounts received from the other cinema advertising provider during the run-out periods from June 1, 2008 through February 28, 2009.

Software License Agreement

On February 12, 2007, NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC (“DCIP”), a company jointly owned by the founding members, agreed upon the final terms of the Second Amended and Restated Software License Agreement (the “license agreement”). The license agreement was executed by the parties effective February 13, 2007. Certain basic terms of the license agreement are discussed below:

License to NCM LLC. Pursuant to the license agreement, AMC and RCM grant NCM LLC a perpetual, royalty free license to the technology specified in the license agreement, for use in the United States with respect to the services provided under the ESAs. Subject to certain exceptions, the license to NCM LLC is exclusive with respect to the services provided under the ESAs. NCM LLC may sublicense the object code of the licensed technology to exhibitors of the services (as specified in the ESAs), to the extent necessary for those exhibitors to receive the services. RCM and AMC also grant NCM LLC a perpetual, royalty free license to the source code of the licensed technology for use in the United States. NCM LLC must keep the source code of the technology confidential. The founding members and DCIP each grant to NCM LLC, subject to certain limitations, a perpetual, royalty free license to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs.

License by NCM LLC. NCM LLC grants the founding members, subject to certain limitations, a perpetual, worldwide, royalty free license to any existing NCM LLC developments based on licensed technology, for the founding members’ purposes outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC also grants DCIP founding members, through a new digital cinema joint venture, subject to certain limitations, a perpetual, worldwide, royalty free license to any existing and future NCM LLC developments that may have digital cinema applications.

Ownership. Subject to certain exceptions, NCM LLC retains ownership of any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, each founding member retains ownership of the licensed technology of that founding member and any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, DCIP retains ownership of its developments based on the licensed technology.

Exhibitor Services Agreement Termination by Founding Members. Under the license agreement, subject to certain exceptions, if an ESA with NCM LLC is terminated, that founding member will continue to have the right to use the licensed technology for the purposes specified in the license agreement, which does not include the right to use any development after the IPO date for the advertising or other services set forth in the ESA provided by NCM LLC.

Non-Competition. Through the term of the license agreement and not withstanding the termination of any founding member’s ESA:

•

NCM LLC has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by DCIP’s business or activities relating to digital cinema without the prior written consent of DCIP, which DCIP may withhold in its absolute discretion, and

•

DCIP has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by NCM LLC’s business or activities relating to the services defined in the ESAs without the prior written consent of NCM LLC, which NCM LLC may withhold in its absolute discretion.

Director Designation Agreement

On February 12, 2007, NCM Inc., AMC, Cinemark and Regal agreed upon the final terms of the director designation agreement. The director designation agreement was executed by the parties effective February 13, 2007.

Designation Rights. Pursuant to a director designation agreement, so long as a founding member owns at least 5% of NCM LLC’s issued and outstanding common membership units, such founding member has the right to designate a total of two nominees to our ten-member board of directors who are voted upon by our stockholders. If, at any time, any founding member owns less than 5% of NCM LLC’s then issued and outstanding common membership units, then such founding member shall cease to have any rights of designation. The remaining directors will be selected for nomination by our nominating and governance committee. For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units are counted toward the threshold, but common membership units issued to NCM Inc. in connection with the redemption of common membership units by a founding member are excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Independent Directors. The director designation agreement further provides that for so long as any founding member has the right to designate the director designees, at least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of the board are independent directors. An “independent director” under the director designation agreement is a director who qualifies as an “independent director” under the rules of the Nasdaq Global Market.

Company Obligations. We have agreed to use our best efforts to assure that each director designee is included in the board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management in connection with soliciting proxies for every meeting of our stockholders called with respect to the election of members of the board. We shall not be obligated to cause to be nominated for election to the board or recommend to our stockholders the election of any director designee (i) who fails to submit to us on a timely basis such questionnaires as we may reasonably require of our directors generally and such other information as we may reasonably request in connection with preparation of our filings under securities laws or (ii) if the board of directors or nominating committee determines in good faith, after consultation with outside legal counsel, that such action would result in a breach of the directors’ fiduciary duties or applicable law. In the event such determination is made, the founding members shall be notified and given the opportunity to provide an alternative director designee.

At any time a vacancy occurs because of the death, disability, resignation or removal of a director designee, then the board, or any committee thereof, will not vote, fill such vacancy or take any action subject to supermajority board approval under our amended and restated certificate of incorporation until such time that (i) such founding member has designated a successor director designee and the board has filled the vacancy and appointed such successor director designee, (ii) such founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) such founding member has specifically waived its rights to designate a successor director designee under the director designation agreement and has consented to the board, or any committee thereof, taking a vote on such enumerated actions prior to the board filling the vacancy with a successor director designee.

At any time that any founding member shall have any rights of designation under the director designation agreement, we will not take any action to change the size of our board from ten.

Assignment; Amendment. The right of each founding member to designate nominees for election to our board of directors is personal and may not be assigned except upon the prior written consent of the other parties to the director designation agreement. No prior written consent shall be required for an assignment by any founding member to an affiliate who acquires common membership units and becomes a party to the director designation agreement. Such assignee’s rights will cease at such time as it ceases to be an affiliate of a founding member. The director designation agreement may not be amended except with the written consent of each of the parties to the agreement.

Registration Rights Agreement

On February 12, 2007, NCM Inc., AMC, Cinemark and Regal agreed upon the final terms of the registration rights agreement. The registration rights agreement was executed by the parties effective February 13, 2007.

The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must use reasonable best efforts to maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.

Joint Defense Agreement

AMC and Regal, among others, entered into a joint defense and common interest agreement, dated August 16, 2004, which was supplemented by a joint defense and common interest agreement, dated July 13, 2005, by and among counsel for AMC, Regal and Cinemark. The joint defense agreement sets forth the terms and conditions under which the parties will cooperate and share information in order to advance their shared interests in owning and operating NCM LLC. In connection with the completion of the IPO, counsel for NCM LLC and the founding members executed an amendment to the joint defense agreement, whereby NCM LLC was added as a party, and the IPO was added to the range of transactions covered by the agreement.

IdeaCast, Inc.

In 2007, NCM LLC invested a total of $7.0 million of cash in 6% convertible preferred stock of IdeaCast, Inc., a provider of advertising to fitness centers and health clubs throughout the United States. The amount of IdeaCast, Inc. 6% convertible preferred stock owned by NCM LLC at December 27, 2007 is convertible into a minority interest of IdeaCast, Inc.’s common stock. A further agreement was entered into whereby, at the option of NCM LLC during the period June 30, 2008 through December 2009, a further investment may be made by NCM LLC to purchase common stock of IdeaCast, Inc. at a predetermined valuation formula, to bring NCM LLC’s total investment to approximately 50.1% of the capital stock of IdeaCast, Inc. (on a fully diluted basis assuming conversion of all of the 6% convertible preferred stock). The option to purchase common stock of IdeaCast, Inc. has not yet been exercised. The companies also entered into a shared services agreement which will allow for cross-marketing and certain services to be provided between the companies at rates which will be determined on an arms length basis. The services provided by IdeaCast for the 2007 post-IPO period were not significant.

Agreement with The Anschutz Corporation

NCM LLC has an informal agreement with The Anschutz Corporation to use, on occasion, two private aircraft owned by The Anschutz Corporation. The private aircraft are used to travel to cities where regularly scheduled flights require significant time or expense. The aircraft are leased on a per hour basis at rates that we believe are at or below market rates.

The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company. The Anschutz Company is the controlling stockholder of Regal Entertainment Group. For the year ended December 27, 2007 the aggregate amount paid to The Anschutz Corporation for use of the aircraft was approximately $14,000.

Agreement with AEG Live

NCM LLC has an informal relationship with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to provide music content for exhibition in theatres through NCM Fathom. AEG Live is one of the largest concert promoters in the world, based on number of tickets sold worldwide. For the year ended December 27, 2007, we provided services of approximately $19,000 to AEG Live and its affiliates, including AEG Live/Concerts West and AEG TV. For the year ended December 27, 2007, Fathom and AEG teamed up for 3 separate music events, Linkin Park, Celine Dion and Garth Brooks. The fees paid to AEG associated with the events totaled $393,000.

Agreement with Hughes Network

On July 3, 2002, RCM entered into an equipment and services agreement with Hughes Network Systems, Inc. Pursuant to the equipment and services agreement, Hughes agreed to provide certain satellite communication services, equipment and software, for a term of 36 months. On July 2, 2005, NCM LLC and Hughes Network Systems, LLC (formerly Hughes Network Systems, Inc.) entered into an amendment to the equipment and services agreement, pursuant to which, among other things, the term of the agreement was extended for an additional 24 months. NCM LLC and Hughes Network Systems, LLC continue to operate under an informal relationship. For the year ended December 27, 2007, the aggregate amount paid to Hughes was approximately $1.5 million.

Hughes Network Systems, LLC is a wholly-owned subsidiary of Hughes Communications Inc. According to the security ownership of beneficial owners, directors and officers of Hughes Communications Inc. and AMC, as of April 9, 2007, Apollo Investment Fund IV, LP owned 64.84% of Hughes Communications Inc and as of June 14, 2007, Apollo Investment Fund V, LP and Related Funds owned 38.86% of American Multi-Cinema, Inc. Apollo Investment Fund, IV, LP and Apollo Investment Fund V, LP are under common control through the ownership of their respective general partners and managers.

Agreements with Founding Members—Subleases

Chicago Regional Office. On December 5, 2005, NCM LLC entered into a sublease agreement with RCM pursuant to which NCM LLC subleases its regional office in Chicago, Illinois. Both the sublease and the lease expire on July 31, 2009. Pursuant to the sublease, NCM LLC pays rent in an amount equal to that which would have been paid by RCM under the terms of its lease. The amount paid to the landlord for the year ended December 27, 2007 was, in aggregate, approximately $59,000.

New York Regional Office. On January 27, 2006, NCM LLC entered into a sublease agreement with RCM pursuant to which NCM LLC subleased its regional office in New York, New York. Effective January 1, 2008, the lease was amended and the sublease with RCM was terminated. Pursuant to the sublease, NCM LLC paid rent to RCM in an amount equal to that which would have been paid by RCM under the terms of its lease. The amounts paid to RCM for the year ended December 27, 2007 were, in aggregate, approximately $366,000.

Woodland Hills Regional Office. NCM LLC entered into a sublease agreement with AMC pursuant to which NCM LLC subleases its regional office in Woodland Hills, California. The lease and sublease expired on May 31, 2007. Pursuant to the sublease, NCM LLC pays rent to AMC in an amount equal to that which would have been paid by AMC under the terms of its lease. The amount paid to AMC for the year ended December 27, 2007, was, in aggregate, approximately $58,000.

Transactions with NCM LLC

Common Unit Subscription Agreement

We entered into a common unit subscription agreement with NCM LLC in connection with the completion of the IPO. NCM LLC issued and sold to us 38,000,000 common units of NCM LLC, which represents approximately 40.5% of common units of NCM LLC. The per unit purchase price paid for the common units was equal to the per share purchase price that our common stock was sold to the public pursuant to the IPO less underwriting discounts and commissions and offering expenses. Pursuant to this agreement, we paid NCM LLC approximately $746.1 million in February 2007.

Management Services Agreement

On February 13, 2007, NCM Inc. and NCM LLC executed the management services agreement pursuant to which we have agreed to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan. NCM LLC indemnifies us for any losses arising from our performance under the management services agreement, except that we indemnify NCM LLC for any losses caused by our willful misconduct or gross negligence. Pursuant to this agreement, NCM LLC paid us approximately $9.2 million during the twelve months ended December 27, 2007.

Option Substitution Agreement

In conjunction with the IPO, we provided option substitution agreements to holders of outstanding options of NCM LLC (NCM, Inc. and NCM LLC employees) to cancel each NCM LLC option and substitute the option with an option to purchase common stock of NCM Inc.

Restricted Stock Agreement

In conjunction with the IPO, we provided restricted stock agreements to holders of restricted units of NCM LLC (NCM, Inc. and NCM LLC employees) to cancel each NCM LLC restricted unit and substitute the restricted unit with a share of restricted common stock of NCM Inc.

Review, Approval or Ratification of Transactions with Related Persons

Since the completion of our IPO in February 2007, our written Statement Of Policy With Respect To Related Party Transactions has required that transactions between us and a Related Person (as defined in the policy) where the aggregate amount involved will or may be expected to exceed $500,000 be approved by our Audit Committee, which is comprised of independent members of our board of directors, in accordance with the guidance in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Audit Committee charter authorizes the audit committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

The following transactions are exempt from this policy:

(1)	transactions where the Related Person’s interest arises solely from ownership of our common stock and all holders of our common stock receive proportional benefits;

(2)	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Nominating and Governance Committee; and

(3)	any employment by us of an executive officer if the related compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Compensation Committee.

The policy provides for pre-approval of a particular category of related party transactions, provided that:

(a)	a proposed pre-approved transaction or series of related transactions would be in the ordinary course of business of NCM Inc. or NCM LLC, as applicable, and would not require (i) payments to one or more related parties during any fiscal year in excess of $500,000, or (ii) receipt of payments during any fiscal year from one or more related parties in excess of $500,000, or (iii) the receipt or transfer of any tangible or intangible property, other than cash, having a fair market value in excess of $500,000; and

(b)	the terms and conditions of any such transaction or series of related transactions are fair and reasonable to NCM Inc. or NCM, LLC, as applicable, as determined by NCM Inc.’s Chief Executive Officer and Chief Financial Officer, in the exercise of their reasonable discretion.

In such cases, the Chief Executive Officer and Chief Financial Officer may authorize, on behalf of the Audit Committee, the entering into of such transaction or series of transactions by NCM Inc. or NCM, LLC, as applicable. However, a listing of such approved transactions must be provided to the Audit Committee on a periodic basis.

PROPOSAL 2

APPROVAL OF NATIONAL CINEMEDIA, INC.

2008 PERFORMANCE BONUS PLAN

General

The Compensation Committee of our board of directors adopted the National CineMedia, Inc. 2008 Performance Bonus Plan (the “Performance Plan”) for our executive officers on February 5, 2008, and, on March 5, 2008, the board directed that the Performance Plan be submitted to a vote of stockholders at the Annual Meeting.

Stockholders are being asked to approve the adoption of the Performance Plan so that payments under the Performance Plan to our executive officers that otherwise qualify as “performance-based” compensation for purposes of Section 162(m) of the Code, may be deductible by us for federal income tax purposes without regard to the $1 million deduction limitation set forth in Section 162(m) of the Code if other requirements for deductibility are met. If such approval by the stockholders is not granted and the equivalent maximum performance bonuses are paid, our income tax liability would increase by approximately $330,000.

Summary of the Performance Plan

The following summary is qualified in its entirety by reference to the Performance Plan, a copy of which is attached to this proxy statement as Appendix B.

Purpose. The purpose of the Performance Plan is to create a financial incentive for our executives to meet or exceed certain key internal financial performance targets (or budgets), including target advertising sales as adjusted, target “EBITDA” as adjusted (Earnings before interest, taxes, minority interest, depreciation and amortization, as adjusted), target “Free Cash Flow” (target EBITDA as adjusted less capital expenditures) and certain other financial measures.

Eligibility. Our executive officers are eligible to receive awards under the Performance Plan. To be eligible for payment of an award, the executive must be employed by us on the date the awards are paid.

Awards. The Performance Plan includes a potential performance bonus award based on a specified percentage of each executive’s annual base salary with the calculation determined at the end of our 2008 fiscal year. In the case of an executive hired during the fiscal year, the amount of any bonus award will be pro rated for the length of time the executive is employed during the fiscal year. The maximum award payable under the Performance Plan to any executive subject to the limitations of Section 162(m) of the Code shall not exceed 200% of each such officer’s base salary in effect on January 2, 2008.

Performance Criteria. The financial performance criteria used in determining potential performance bonus awards varies depending upon an executive’s title, business unit and level of responsibility. The financial performance criteria for a potential performance bonus award is generally based upon our actual target EBITDA as adjusted (as defined) and target Free Cash Flow (as defined) performance compared to our 2008 fiscal year operating budget approved by our board of directors. The performance bonus will be weighted depending on the employee from 80% to 100% of total potential as specific targets vary from 80% to 100% of our budget, with no performance bonus payable should our actual target advertising sales as adjusted be less than 80% for our President of Sales and Chief Marketing Officer or actual target EBITDA as adjusted be less than 90% of budget for all other executives. The specific financial targets for each executive subject to the limitations of Section 162(m) of the Code shall be established in writing by the Compensation Committee within the first 90 days of the 2008 fiscal year, provided that the outcome is substantially uncertain at the time the Compensation Committee actually establishes the goal.

Under the Performance Plan, the potential performance bonus awards, financial performance criteria and applicable weights for financial performance criteria for our executives for the 2008 fiscal year are as follows:

President and Chief Executive Officer. The potential performance bonus award for our President and Chief Executive Officer is 100% of his base salary, payment calculated at the end of our 2008 fiscal year. The amount of his potential performance bonus award is weighted as follows: 50% tied to meeting our target EBITDA budget and 50% tied to meeting our target Free Cash Flow budget.

Executive Vice President and Chief Financial Officer. The potential performance bonus award for our Executive Vice President and Chief Financial Officer is 75% of his base salary, payment calculated at the end of our 2008 fiscal year. The amount of his potential performance bonus award is weighted as follows: 50% tied to meeting our target EBITDA budget and 50% tied to meeting our target Free Cash Flow budget.

President of Sales and Chief Marketing Officer. The potential performance bonus award for our President of Sales and Chief Marketing Officer is 35% to 100% of his base salary, payment calculated at the end of our 2008 fiscal year. The amount of his potential performance bonus award is determined based upon percentage attainment of actual advertising sales versus budgeted advertising sales as follows:

•	advertising sales less than 80% of budget results in no potential performance bonus award;

•	advertising sales in excess of 80% and no more than 90% of budget results in a potential performance bonus award of 35% to 55% of base salary (scaled); and

•	advertising sales in excess of 90% of budget results in a potential performance bonus award of 55% to 100% of base salary (scaled).

Executive Vice President and Chief Technology Officer. The potential performance bonus award for our Executive Vice President and Chief Technology Officer is 75% of his base salary, payment calculated at the end of our 2008 fiscal year. The amount of his potential performance bonus award is weighted as follows: 50% tied to meeting our target EBITDA budget, 25% tied to meeting our target Free Cash Flow budget, 10% tied to meeting technology and operations division annual operating and capital expenditure budgets, including capitalized overhead related to software development and engineering, and 15% tied to CineMeetings and digital programming division meeting its aggregate target EBITDA budget.

Executive Vice President and General Counsel. The potential performance bonus award for our Executive Vice President and General Counsel is 50% of his base salary, payment calculated at the end of our 2008 fiscal year. The amount of his potential performance bonus award is weighted as follows: 50% tied to meeting our target EBITDA budget and 50% tied to meeting our target Free Cash Flow budget.

Limitation on Discretion. After the Compensation Committee has determined the potential performance bonus award based upon the designated financial performance criteria set forth above, the committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each executive, reduce the amount of the potential performance bonus award by up to 25% of the amount calculated in accordance with the objective financial performance criteria described above. The amount of reduction in any executive potential performance bonus award made in accordance with the discretion of the Compensation Committee shall not affect the amount of potential performance bonus award or actual bonus award payable to any other executive under the Performance Plan.

Stretch Bonus. In addition to the potential performance bonus award described above, all executive officers will be eligible for a “stretch bonus” under the Performance Plan. The stretch bonus, if any, will be payable only if we exceed our target EBITDA budget and will be incremental to the performance bonus award described above. The amount of the stretch bonus will be equal to: (i) the actual performance bonus award paid to the executive (taking into account any discretionary reduction determined by the Compensation Committee), times (ii) 50%, times (iii) the percentage that our actual target EBITDA as adjusted is in excess of our budgeted target EBITDA (capped at 10%) divided by 10%.

Payment of Awards. The performance bonus awards and stretch bonus awards, if any, will be paid as soon as practicable after the annual audit report is received from our independent auditors. No executive will be eligible for a bonus award under the Performance Plan if he or she is not employed by us on the date the bonus awards are paid. In order to comply with the short-term deferral exception under Section 409A of the Code, if the Compensation Committee waives the requirement that a participant must be employed on the date of the payment of the bonus award, the payment shall occur no later than the 15th day of the third month following the later of (i) the end of our taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Certification of Performance. Payment of a performance bonus award or a stretch bonus award to those executives who are subject to the limitations of Section 162(m) of the Code will only be made upon written certification by our Compensation Committee that the performance goals and any other material terms of the bonus awards were in fact satisfied. Further, payments under the Performance Plan to such executives shall be made only after the material terms of the Performance Plan have been disclosed to, and subsequently approved by, our stockholders.

Corporate Transaction. In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during the fiscal year, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the performance bonus awards but the establishment of such a separate plan shall not affect the computation of the amount of a performance bonus award payable under the Performance Plan.

Administration. The Performance Plan is administered by our Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. Our Compensation Committee (or, if not the Compensation Committee, then the subcommittee) is expected to consist solely of outside directors within the meaning of Section 162(m) of the Code. References in this summary to the Compensation Committee are intended to include a subcommittee where relevant.

Term. The Performance Plan, if approved, is effective as of December 28, 2007, with respect to awards granted for the 2008 fiscal year beginning December 28, 2007 and ending January 1, 2009.

Federal Income Tax Consequences

Under federal tax laws currently in effect:

Participants in the Performance Plan will recognize in the year of payment ordinary income equal to the bonus award amount, subject to applicable income and employment tax withholding by us. Under current guidance, we expect that awards under the Performance Plan will not be subject to Section 409A of the Code, which imposes restrictions on non-qualified deferred compensation arrangements.

We expect that we will be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1 million per year deduction limit under Section 162(m) of the Code if the Performance Plan is approved by our stockholders and otherwise satisfies the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to each of certain of our executive officers to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer and the three highest compensated officers (other than the chief executive officer and the chief financial officer).

New Plan Benefits

Awards under the Performance Plan are based on actual future performance. As a result, the amounts that will be paid under the Performance Plan are not currently determinable. The New Plan Benefits table below sets forth the maximum awards payable under the Performance Plan based upon 200% of each officer’s base salary in effect on January 2, 2008, subject to stockholder approval of the Performance Plan.

Name and Position	Dollar Value
Kurt C. Hall	$1,442,000
President, Chief Executive Officer and Chairman
Clifford E. Marks	$1,390,500
President of Sales and Chief Marketing Officer
Gary W. Ferrera	$700,000
Executive Vice President and Chief Financial Officer
Thomas C. Galley	$854,900
Executive Vice President and Chief Technology and Operations Officer
Ralph E. Hardy	$456,760
Executive Vice President and General Counsel
Executive Officers as a Group	$4,844,160
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$0

Other than our President and Chief Executive Officer, none of our directors are eligible to participate in the Performance Plan.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required to approve Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR the approval of Proposal 2. If not otherwise specified, proxies will be voted FOR approval of the 2008 Performance Bonus Plan.

Equity Incentive Plan Information

The following table sets forth, as of December 27, 2007, information for all equity compensation plans under which our equity securities were authorized for issuance:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—		$—		—
Equity compensation plans not approved by security holders	2,094,751	(1)	$17.75	(2)	481,249	(3)

Total	2,094,751		$17.75		481,249

(1)	Includes 1,822,906 stock option grants and 271,845 restricted stock awards.
(2)	Restricted stock awards are excluded as there is no exercise price for these awards.
(3)	Represents shares of our common stock available for issuance under the National CineMedia, Inc. 2007 Equity Incentive Plan.

Some of the principal features of the 2007 Equity Incentive Plan are summarized below, but the summary is qualified in its entirety by the full text of the 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan was in existence prior to our IPO and thus has not been approved by our stockholders.

NCM Inc. 2007 Equity Incentive Plan

Prior to the completion of the IPO, we adopted the equity incentive plan. The equity incentive plan assists us in attracting, retaining, motivating and rewarding employees, directors and consultants, and promoting the creation of long-term value for our stockholders by aligning the interests of these individuals with those of our stockholders. The equity incentive plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and cash awards to directors, officers, employees, consultants and other individuals who perform services for us or for our affiliates.

We will use all proceeds received by us upon the exercise of options under the equity incentive plan to acquire NCM LLC common membership units at a price per unit equal to the exercise price of such option.

Share Reserve

The total number of shares of our common stock available for issuance or delivery under the equity incentive plan is 2,576,000 shares, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate event. For purposes of determining the number of shares remaining available for issuance under the equity incentive plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the plan. Shares issued under the equity incentive plan may be authorized and unissued shares or treasury shares.

The maximum number of shares that may be covered by an award granted under the equity incentive plan to any single participant in any calendar year cannot exceed 500,000, excluding substituted awards. The maximum dollar amount that may be awarded to a single participant in any calendar year cannot exceed $5,000,000, excluding substituted awards.

Administration

Generally, the Compensation Committee administers the equity incentive plan and approves those persons who will be granted awards and the amount, type and other terms and conditions of the awards. The Compensation Committee has full authority to administer the equity incentive plan, including the authority to interpret and construe any provision in the plan and the terms of any award agreement and to adopt such rules and regulations for administering the plan that it may deem necessary or appropriate.

Significant Features of Incentive Awards

The following is a description of the significant terms that apply to each type of award issued under the equity incentive plan:

Options and Stock Appreciation Rights. Each option will entitle the holder to purchase a specified number of shares at a specified exercise price. Each option agreement will specify whether the option is an “incentive stock option” or “ISO” (within the meaning of Section 422 of the Code) or a nonqualified stock option. Each stock appreciation right will entitle the holder to receive, upon exercise, the excess of the fair market value of a share at the time of exercise over the base price of the stock appreciation right multiplied by the specified number of shares as to which the stock appreciation right is being exercised. The exercise or base price of each option and stock appreciation right cannot be less than 100% of the fair market value of a share on the date the award is granted. The term of any option or stock appreciation right cannot exceed ten years, except for substituted awards and the option or stock appreciation right will vest over a period determined by the committee. Each option or stock appreciation right agreement will specify the consequences to the award with respect to a termination of service with us and our affiliates.

Restricted Stock and Restricted Stock Units. The committee may grant a restricted stock award, which is a grant of actual common shares subject to a risk of forfeiture and restrictions on transfer. The committee may also grant an award of restricted stock units, a contractual commitment to deliver shares at a future date. The terms and conditions of any restricted stock award or award of restricted stock units will be determined by the committee.

Other Stock-Based Awards. The committee may grant other types of stock-based awards in such amounts and subject to such terms and conditions as the committee determines.

Performance Awards

The committee may grant awards of performance shares or performance units to participants in such amounts and upon such terms as the committee shall determine.

Tax Withholding

The plan provides that participants may elect to satisfy certain federal, state or local income and employment tax withholding requirements by remitting to us cash or, subject to certain conditions, shares or by instructing us to withhold shares payable to the participant.

Amendment and Termination

Our board of directors may amend, modify or terminate the equity incentive plan or the Compensation Committee’s authority to grant awards under the equity incentive plan in any respect, except that, to the extent that any applicable law, regulation or rule of a stock exchange requires stockholder approval for any revision or amendment to be effective, the revision or amendment will not be effective without stockholder approval. We will not make any grants under the equity incentive plan following the tenth anniversary of the date the plan became effective, but awards outstanding at that time will continue in accordance with their terms.

Federal Income Tax Consequences

The following is intended only as a brief summary of the material U.S. federal income tax consequences of the equity incentive plan. The tax consequences to a participant will generally depend upon the type of award issued to the participant. In general, if a participant recognizes ordinary income in connection with the grant, vesting or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Options and Stock Appreciation Rights. In general, a participant does not have taxable income upon the grant of an option or a stock appreciation right. The participant will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the aggregate option price for the shares. Upon exercising a stock appreciation right, the participant will recognize ordinary income equal to the cash or fair market value of the shares received. A participant will not recognize ordinary income upon exercise of an ISO, except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Otherwise, a sale of shares acquired by exercise of an option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or stock appreciation right, but no tax deduction relating to a participant’s capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards. If an award is subject to a restriction on transferability and a substantial risk of forfeiture (for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. If an award has no restriction on transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares received. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below regarding Section 162(m) of the Code. A participant may irrevocably elect to accelerate the taxable income to the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture (Section 83(b) election).

Section 409A. Section 409A of the Code imposes election, payment and funding requirements on “nonqualified deferred compensation” plans. If a nonqualified deferred compensation arrangement subject to Section 409A of the Code fails to meet, or is not operated in accordance with, the requirements of Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20% additional tax. Certain awards that may be issued under the plan may constitute a “deferral of compensation” subject to the requirements of Section 409A of the Code.

Section 162(m). Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deduction limitation of Section 162(m) of the Code. Under the equity incentive plan, options and stock appreciation rights granted with an exercise price at least equal to 100% of the fair market value of the underlying shares on the date of grant are intended to qualify as “performance-based” compensation. A number of requirements must be met in order for particular compensation to qualify, and we cannot assure you that compensation under the equity incentive plan will be fully deductible by us under all circumstances.

Substitution of NCM LLC Options and Restricted Units

In connection with the completion of the IPO, options previously granted by NCM LLC to its employees under the NCM LLC Unit Option Plan were replaced pursuant to the plan with options granted under the equity incentive plan. In addition, the NCM LLC Unit Option Plan provided that under certain conditions, option holders would receive an additional equity award of options or restricted units at the time of an initial public offering, the “IPO awards.” We issued options to purchase shares of our common stock under the equity incentive plan in substitution for options previously granted under the NCM LLC 2006 Unit Option Plan and shares of restricted stock in substitution for restricted units that were granted by NCM LLC under the following terms and conditions:

•	the individual’s rights with respect to the NCM LLC unit option and restricted units were cancelled;

•

the total spread (the excess of the aggregate fair market value of the units subject to the option over the aggregate option exercise price) of the option after substitution could not exceed the total spread of the option that existed immediately prior to the substitution (the “spread test”);

•

on a share by share comparison, the ratio of the option exercise price to the fair market value of the shares subject to the option immediately after the substitution could not be greater than the ratio of the option exercise price to the fair market value of the units subject to the option that existed immediately prior to the substitution (the “ratio test”);

•	the substituted option contained all of the terms of the unit option, except to the extent such terms were rendered inoperative by the corporate transaction; and

•	the substituted option did not provide the option holder with additional benefits that the option holder did not have under the unit option.

We provided an option substitution agreement to each NCM LLC option holder that sets forth the terms and conditions related to the substitution of the option. We provided a restricted stock agreement to each NCM LLC restricted unit holder that sets forth the terms and conditions related to the substitution of the restricted stock for the restricted units.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as independent auditors, to audit our financial statements for the year ending January 1, 2009, and to perform other appropriate accounting services. Inclusion of this proposal in our proxy statement to ratify our independent auditors for our 2008 fiscal year ending January 1, 2009 is not required, but is being submitted as a matter of good corporate practice.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Fees Paid to Independent Auditors

We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2007 and 2006, the following amounts:

	2007	2006
Audit Fees	$353,875	$329,264
Audit Related Fees (1)	361,270	817,850

Total Audit and Related Fees	715,145	1,147,114
Tax Fees (2)	34,230	63,115

Total Fees	$749,375	$1,210,229

(1)	Audit related fees consisted of charges for consent services for S-1 and S-8 filings for our founding members and consulting fees for our initial public offering.
(2)	Tax fees consisted of fees for tax compliance and tax consulting services.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditor must be approved by the Audit Committee in advance, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that all decisions to grant preapprovals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our IPO in February 2007, all of the accountant’s services were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 3.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 3. If not otherwise specified, proxies will be voted FOR Proposal 3.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The charter of the Audit Committee specifies that the purpose of the Committee is to assist the board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended December 27, 2007 with management and discussed those matters required by Statement on Auditing Standards No. 114 (Communication with Audit Committees) with Deloitte & Touche LLP, an independent registered public accounting firm. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from Deloitte & Touche LLP and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, the Audit Committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 27, 2007 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.

David R. Haas, Chairman

James R. Holland, Jr.

Scott N. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the board of directors include such disclosure for the fiscal year ended December 27, 2007 in NCM, Inc.’s Proxy Statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.

Lawrence A. Goodman, Chairman

Stephen L. Lanning

Edward H. Meyer

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

We do not have any interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

The primary goals of our Compensation Committee with respect to executive compensation are to attract, retain, motivate and reward talented executives, to tie annual and long-term compensation incentives to achievement of specified performance objectives, and to achieve the goal of long-term creation of value for our stockholders by aligning the interests of these executives with our stockholders. Our growth strategy is to (1) strengthen our digital network by expanding our reach and market position relative to our competitors and television networks, (2) expand our advertising client base across all categories, (3) improve our pre-show for the benefit of theatre patrons and our advertisers, (4) expand our meetings and events business and (5) create future growth engines by selectively investing in extensions of our advertising business that leverage our core competencies.

To achieve these goals, we intend to maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic, operational and financial goals such as achievement of targeted levels of advertising sales revenue as adjusted, non-GAAP measures such as target EBITDA as adjusted and target Free Cash Flow (defined as target EBITDA as adjusted less capital expenditures) and other non-financial goals that the board deems important. The Compensation Committee, upon recommendation of the CEO, evaluates individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in other companies of similar size and stage of development operating in the advertising sales and digital media distribution industry, while taking into account our performance against our strategic goals.

We have in the past and we intend in the future to conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on the breadth of our directors’ knowledge of how other advertising sales and media companies measure their executive performance and on the key operating metrics (including those noted above) that are critical in our goal of increasing the value of our equity.

Our Chief Executive Officer, President and Chairman, Kurt Hall, had substantial input in determining executive compensation and made all of the recommendations for the other four named executive officers that were ultimately approved by the Compensation Committee. Accounting or tax treatment impact was not a factor in our compensation decisions.

Elements of Compensation

Executive compensation consists of the following elements:

Component	Purpose	Characteristics	Where reported in accompanying tables

Base Salary	Reward for level of responsibility, experience and sustained individual performance	Fixed cash component	Summary Compensation Table under the heading “Salary”

Annual Performance Bonus	To recognize individual achievement against specific objective financial goals	A cash performance bonus award of 50-100% of base salary with an additional “stretch bonus” amount of up to 50% of the performance bonus and additional discretionary bonuses as determined	Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and “Bonus”

Long-Term Incentive	Reward for the creation of stockholder value	The equity incentive plan provides for the grant, at the discretion of our board and Compensation Committee, of stock options, restricted stock and other equity instruments	Summary Compensation Table under the headings “Stock Awards” and “Option Awards” and Grants of Plan Based Awards Tables

Other Compensation	Provide an appropriate level of employee benefit plans and programs	A matching contribution to our defined contribution 401(k) plan and various life and disability insurance plans; dividends paid on unvested restricted stock and relocation expenses	Summary Compensation Table under the heading “Other Compensation”

Severance and Change of Control Payments	Provide an appropriate level of payment in the event of a change in control or termination	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement	Severance and Change of Control Payments

The Compensation Committee determines the portion of compensation allocated to each element for each individual named executive officer. Our Compensation Committee may reevaluate the current policies and practices as it considers advisable. The elements of executive compensation are generally independent of each other.

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee and the board. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable advertising, sales and digital technology companies, in line with our compensation philosophy. Base salaries are reviewed annually by the Compensation Committee and the board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements and are generally for relatively small percentage cost of living increases. In the future, the Compensation Committee may consider compensation consultant advice before realigning salaries with market levels after taking into account individual responsibilities, performance and experience. Employment agreements for each of the five executive officers were effective February 13, 2007. See “Employment and Other Agreements” below for additional information.

Annual Performance Bonus. Annual performance bonuses are awarded to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These objectives and goals vary and are set specific to the individual executive, and are focused on objective financial factors with the ability to adjust the performance bonus downward by as much as 25% for performance against more subjective standards. Additional factors such as the level of responsibility, base salary and current market practice are also considered. The Compensation Committee determined these percentages were appropriate based on their knowledge of compensation of other entities for which they serve on the board of directors and general industry knowledge. The objective financial factors are consistent with the metrics used in previous years and represent the metrics the Compensation Committee feels may best encourage sound decisions regarding operations and investment of capital. For fiscal 2007, the subjective non-financial factors were recommended by the Chief Executive Officer, reviewed by the Compensation Committee and represent essential elements of our business plan. See “Fiscal 2007 Performance Bonus” below for specific details. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year.

Our annual bonus is paid in cash in an amount reviewed and approved by the Compensation Committee and traditionally has been paid in a single installment in the first quarter following the completion of a given fiscal year once the annual audit report is issued. Pursuant to current employment agreements, each named executive officer is eligible for an annual bonus up to an amount equal to a specified percentage of such executive’s salary and upon NCM, Inc. exceeding its target EBITDA as adjusted, a calculated stretch bonus (“stretch bonus”). However, the Compensation Committee, at its option, may pay discretionary bonuses, or other types of compensation, outside of our Performance Bonus Plan to our executive officers using its judgment based on discretionary factors such as achievement of other Company metrics or individual performance. The stretch bonus is further incentive for the executive officers to maximize operating results and increase our equity value. At its discretion, the Compensation Committee may grant additional discretionary bonuses as deemed necessary to meet the goals of our executive compensation philosophy.

The 2007 Performance Bonus Plan was approved by the NCM LLC Compensation Committee prior to the ratification of that plan by our Compensation Committee and board on February 28, 2007. The Compensation Committee adopted the National CineMedia, Inc. 2008 Performance Bonus Plan on February 5, 2008, and, on March 5, 2008, the board directed that the Performance Plan be submitted to a vote of stockholders at the Annual Meeting. The NCM Inc. 2008 Performance Bonus Plan differs from the 2007 Performance Bonus Plan in that the 25% portion that was tied to subjective non-financial strategic factors has been removed, and as described in the 2008 Performance Bonus Plan, the payments for performance bonuses, including any stretch bonus, will be objectively calculated based on achievement of specific financial targets for each named executive officer. Pursuant to the 2008 Performance Bonus Plan, Mr. Marks’ annual performance bonus will be based on a maximum of 100% of his base salary of $695,250 for 2008 (based on the achievement of certain sales targets)

and a stretch bonus potential of 50% of his performance bonus amount (based on the Company’s EBITDA targets as adjusted), which is consistent with the other named executives. Refer to Proposal 2 and Appendix B for additional information.

Fiscal 2007 Performance Bonus

	Kurt C. Hall (1)	Clifford E. Marks (2)	Gary W. Ferrera (3)	Thomas C. Galley (4)	Ralph E. Hardy (5)
2007 Performance Bonus
Performance Bonus Potential	100%	100%	75%	75%	50%

Performance Bonus Measures:
Target EBITDA as adjusted	50%		50%	50%	50%
Target Free Cash Flow	25%		25%		25%
Target advertising sales revenue as adjusted		0%-75%
Technology and Operations expense and capital expenditures budgets				10%
CineMeetings and Fathom Aggregate EBITDA				15%
Non-financial measures	25%	25%	25%	25%	25%

2007 Stretch Bonus
Stretch Bonus Potential (6)	50%	5%	37.5%	37.5%	25%

(1)	The 25% of bonus potential at the discretion of the Compensation Committee, based on various non-financial measures, including but not limited to: completing the IPO and related transactions; expanding our network; developing accretive new complementary business opportunities that leverage our sales force, technology and other infrastructure; and working effectively and building a strong relationship with the founding members CEO’s and other senior management and staff.
(2)	The performance and advertising stretch bonus potential is based on the percentage of advertising sales target achieved as follows:

Percentage of Advertising Sales Target Achieved	% of Base Salary
Performance Bonus
Less than 80%	0%
80%	35%
85%	40%
90%	55%
95%	60%
100%	75%

Advertising Stretch Bonus
105%	77.5%
110%	80%

The 25% of Bonus Potential at the discretion of the CEO and Compensation Committee, based on various non-financial measures, including but not limited to: working effectively and building a strong relationship with all founding members and network affiliates; developing integrated marketing products that effectively bundle various combinations of our marketing offerings; supporting the CEO and CFO in the development of new complementary marketing platforms; successful launching of new advertising products or business extensions; expanding the use of and revenue from sponsorships for events created by our Fathom business; continuing to expand advertising sales and marketing client and agency relationship base; and meeting the general and administrative and capital expenditure spending budgets for the various departments managed by this executive.

(3)

The 25% of Bonus Potential at the discretion of the CEO and Compensation Committee, based on various non-financial measures, including but not limited to: completing our IPO and bank debt transactions; establishing an effective investor relations department; supporting the CEO with respect to business development initiatives; working with operational departments to ensure effective management reporting systems; meeting the general and administrative budget for the department; and working effectively and building a strong relationship with the founding members CFO’s and other senior management and staff.

(4)	The 10% of Bonus Potential is tied to the technology and operations divisions meeting their aggregate annual operating expenditure budgets and capital expenditure budgets. The 25% of Bonus Potential at the discretion of the CEO and Compensation Committee, based on various non-financial measures, including but not limited to: expanding our digital and advertising network and high definition live cinema broadcast network; finalizing and implementing a digital cinema integration plan; managing the reliability of the advertising and live broadcast network; creating new profitable CineMeetings and Fathom business opportunities; and creating a closer and more effective relationship with the founding member technology groups and other senior management and staff.
(5)	The 25% of Bonus Potential at the discretion of the CEO and Compensation Committee, based on various non-financial measures, including but not limited to: completing our IPO and bank debt transactions; supporting the CEO and CFO with respect to business development initiatives; effectively managing outside counsel; meeting the general and administrative budget for the department and the Denver office; and working effectively and building a strong relationship with the founding member GC’s and other senior management and staff.
(6)	The 2007 Stretch Bonus potential for Messrs. Hall, Ferrera, Galley and Hardy is 50% of the Performance Bonus paid times the percentage that target EBITDA as adjusted is in excess of budget (capped at 10%) and the advertising stretch bonus is 5% of base salary for Mr. Marks, subject to the discretion of the Compensation Committee.

Fiscal 2007 Performance Measures

	Target	Actual	Achievement relative to target
Performance Measure
Target EBITDA as adjusted (a)	$168.7	$184.4	Exceeded
Target Free Cash Flow (b)	$152.5	$169.4	Exceeded
Target advertising sales revenue as adjusted (c)	$247.3	$265.1	Exceeded
Technology and Operations operating expenditures	$20.8	$20.4	Exceeded
Technology and Operations capital expenditures	$7.9	$7.4	Exceeded
CineMeetings and Fathom Aggregate EBITDA (d)	$1.5	$2.9	Exceeded

(a)	Target EBITDA as adjusted, a non-GAAP financial measure, is one measure used by management to measure the Company’s operating performance. Target EBITDA as adjusted represents net income (loss) before net interest expense, income tax benefit (provision), minority interest, depreciation and amortization expense and other costs. Target EBITDA as adjusted excludes from EBITDA circuit share paid to founding members and adds back the make-good liability shifted into 2008. While target EBITDA as adjusted is a measure we use to measure the financial performance for purposes of our Performance and Stretch Bonus awards, you should not consider target EBITDA as adjusted in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). Target EBITDA as adjusted has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies.

	FY 2007 Target	FY 2007 Actual
Net income	$90.1	$20.6
Income taxes	—	41.9
Minority interest	—	37.6
Interest expense, net	57.9	57.3
Depreciation and amortization	5.7	5.7
Severance plan costs	1.9	1.9
Make-good liability	—	4.0
Pre-IPO circuit share costs	12.8	14.4
Other costs	0.3	1.0

Target EBITDA as adjusted	$168.7	$184.4

(b)	Target Free Cash Flow is a non-GAAP financial measure used by management to measure operating performance and cash available after capital expenditures. Target Free Cash Flow represents target EBITDA as adjusted as calculated above less capital expenditures. We believe that the use of target Free Cash Flow is an appropriate measure for purposes of the Performance Bonus plan as it measures the amount of cash available for debt service and distribution. However, you should not consider target Free Cash Flow in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). Target Free Cash Flow has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate free cash flow differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies.

	FY 2007 Target	FY 2007 Actual
Target EBITDA as adjusted	$168.7	$184.4
Less: Capital Expenditures	(16.2)	(15.0)

Target Free Cash Flow	$152.5	$169.4

(c)	Target advertising sales revenue as adjusted for purposes of this calculation is a non-GAAP financial measure used by management to measure the performance of its advertising sales personnel, including Mr. Marks. Target advertising sales revenue as adjusted represents reported advertising sales revenue less founding member circuit beverage revenue and other founding member payments included in revenue plus make-good revenue deferred to 2008. You should not consider this measure in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising sales revenue.

	FY 2007 Target	FY 2007 Actual
Advertising sales revenue	$292.4	$303.3
Less: Founding member circuit beverage revenue and other revenue	(45.1)	(42.2)
Plus: Make-good liability	—	4.0

Target Advertising Sales Revenue as adjusted	$247.3	$265.1

(d)

Aggregate CineMeetings and Fathom aggregate EBITDA is a non-GAAP financial measure used by management to measure operating performance of those divisions. The aggregate EBITDA calculation represents net income (loss) before net interest expense, income tax benefit (provision), depreciation and amortization expense and excludes the allocation of certain corporate costs and other overhead. We believe that the use of this metric is appropriate. However, you should not consider aggregate CineMeetings and Fathom EBITDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). The metric has material limitations as performance measures because it excludes items that are necessary elements of our costs and operations and are based on a small subset of our operations. Because other companies may calculate EBITDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies.

	FY 2007 Target	FY 2007 Actual
CineMeetings and Fathom aggregate EBITDA	$1.5	$2.9

Long-Term Incentive Program. We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We adopted an equity incentive plan, the National CineMedia Inc. 2007 Equity Incentive Plan, which we refer to as the “equity incentive plan.” Additional details can be found under the heading “Equity Incentive Plan Information”. We believe the equity incentive plan will not only assist us in attracting, motivating, rewarding and retaining employees, including our named executive officers, but also promotes the creation of long-term value for our stockholders by aligning the interests of these individuals with the interests of stockholders. All grants under the equity incentive plan shall be proposed by the Chief Executive Officer at the end of each fiscal year and approved and priced by the Compensation Committee at its first committee meeting of the following fiscal year (with the exception being if we hire a new employee and stock options or restricted stock are needed to form a part of the employee’s compensation package, in which case such stock options or restricted stock grants would be approved and priced at the first Compensation Committee meeting following the relevant employee’s first date of employment), although grants could be made at any time at the discretion of our Compensation Committee. The CEO considers such factors as level of responsibility, base salary, individual performance, current market practice and the number of shares available under the plan when making recommendations to the Compensation Committee. Grants could be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based and cash incentive awards to these officers, as well as directors, employees, consultants and other individuals (including board members) who perform services for us or for our affiliates. The equity incentive plan replaced the NCM LLC Unit Option Plan.

The Compensation Committee and board believe based on their broad-based general business and industry experience and knowledge that the use of the combination of base salary, annual performance bonus, and long-term incentive (including stock option or other stock-based awards) offers the best approach to achieving our compensation goals, including attracting and retaining the most talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

In connection with the completion of the IPO, options previously granted by NCM LLC to its officer employees, including our named executive officers, under the National CineMedia, LLC 2006 Unit Option Plan that remained outstanding as of the date of the IPO were substituted with options and restricted stock granted under the equity incentive plan. In addition, the NCM LLC Unit Option Plan provided under certain conditions, that option holders would receive an additional equity award of options or restricted units at the time of an initial public offering, which we refer to as the “IPO awards”. The IPO awards were intended to ensure that the economic value of the NCM LLC unit options held just prior to the IPO (and related debt issuance) was retained by the option holder just after the IPO (and related debt issuance). We issued options to purchase shares of our common stock and shares of restricted common stock under the equity incentive plan in substitution for options and restricted units granted under the NCM LLC Unit Option Plan. In addition, we granted 5,718 shares of restricted stock to our non-employee independent directors for which they are entitled to cash dividends.

Other Compensation. Our executive officers are entitled to participate in all employee benefit plans and programs, including matching contribution to NCM LLC’s defined contribution 401(k) plan, as well as amounts related to the various life and disability insurance plans participated in by the named executives on the same terms as are provided to all employees.

Employment agreements for each of the five executive officers were effective February 13, 2007 and are discussed below under the heading “—Employment and Other Agreements”. The Compensation Committee may change such agreements as it determines, in its discretion, that revisions to such employment agreements are required to comply with new tax or accounting rules and are not detrimental to the interest of the named executives. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements effective as of February 13, 2007. These events and amounts are further described below.

Employment Agreements

Prior to the closing of our IPO, NCM, Inc., NCM LLC and our named executive officers agreed upon terms of employment for such officer subsequent to the completion of our IPO. On February 13, 2007, NCM, Inc. and NCM LLC entered into employment agreements with each of our named executive officers as described further below. See “Severance and Change in Control Payments” below for additional provisions in the agreements.

Kurt C. Hall

Mr. Hall’s employment agreement provides that he will serve as President, Chief Executive Officer and Chairman of the Board of NCM Inc., for a term running through May 24, 2009. On each May 24, beginning in 2007, one year will be added to the term of the agreement. The agreement provides that Mr. Hall be paid a base salary at the rate of $700,000 per year, subject to annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed to be relevant by the Compensation Committee. The Compensation Committee increased Mr. Hall’s base salary to $721,000 effective January 2, 2008. In addition to base salary, Mr. Hall is eligible to receive an annual cash bonus with a target bonus amount of at least 100% of his base salary and a stretch bonus potential of 50% of his performance bonus upon attainment of performance goals determined by the Compensation Committee. Mr. Hall will also be reimbursed for reasonable out-of-pocket expenses. Under the agreement, during his employment and for 12 months thereafter, Mr. Hall, subject to certain limitations, has agreed not to compete with NCM Inc. or any of its affiliates or subsidiaries or solicit anyone who was employed by these entities. Under the agreement, Mr. Hall has also agreed not to divulge or disclose confidential information of NCM Inc. or its affiliates or subsidiaries except while employed by NCM Inc., in the business of and for the benefit of NCM Inc., or as required by law.

Clifford E. Marks

Mr. Marks’ employment agreement provides that he will serve as the President of Sales and Chief Marketing Officer for a term running through September 30, 2008. On the last day of the term, 24 months will be added to the termination date of the agreement. Under the agreement, Mr. Marks is paid a base salary at the rate of $675,000 per year with increases of not less than 1% annually. The Compensation Committee increased Mr. Marks’ base salary to $695,250 effective January 2, 2008. The Compensation Committee will review Mr. Marks’ salary at least annually and may increase (but not reduce) the base salary in its sole discretion. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus upon attainment of certain performance goals and sales targets as determined by the chief executive officer. The Compensation Committee will review Mr. Marks’ bonus structure and may adjust the bonus structure in its sole discretion based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Marks has agreed not to compete with NCM Inc., its affiliates or subsidiaries, or solicit anyone who is an employee, officer or agent of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Gary W. Ferrera

Mr. Ferrera’s employment agreement provides that he will serve as Executive Vice President and Chief Financial Officer of NCM Inc., for a term running through April 1, 2007. On the last day of the term, 12 months will be added to the termination date. The agreement provides that Mr. Ferrera be paid a base salary of $325,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Ferrera’s base salary to $350,000 effective January 2, 2008. In addition to base salary, Mr. Ferrera is eligible to receive an annual bonus of up to 75% of his base salary upon attainment of certain performance goals as determined by the chief executive officer and a stretch bonus potential of 50% of his performance bonus amount. Under the agreement, during his employment and for 12 months thereafter, Mr. Ferrera has agreed not to compete with NCM Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Ferrera has also agreed not to divulge or disclose customer lists or trade secrets of NCM Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Thomas C. Galley

Mr. Galley’s employment agreement provides that he will serve as the Executive Vice President and Chief Technology and Operations Officer of NCM Inc., for a term running through May 24, 2008. On the last day of the term, 18 months will be added to the termination date. The agreement provides that Mr. Galley be paid a base salary at the rate of $415,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Galley’s base salary to $427,450 effective January 2, 2008. In addition to base salary, Mr. Galley is eligible to receive an annual cash bonus of up to 75% of his base salary upon attainment of certain performance goals as determined by the chief executive officer and a stretch bonus potential of 50% of his performance bonus amount. Under the agreement, during his employment and for 12 months thereafter, Mr. Galley has agreed not to compete with NCM Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under this agreement, Mr. Galley has also agreed not to divulge or disclose customer lists or trade secrets of NCM Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Ralph E. Hardy

Mr. Hardy’s employment agreement provides that he will serve as the Executive Vice President and General Counsel of NCM Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement provides that Mr. Hardy be paid a base salary at the rate of $221,728 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Hardy’s base salary to $228,380 effective January 2, 2008. In addition to base salary, Mr. Hardy is eligible to receive an annual cash bonus of up to 50% of his base salary upon attainment of certain performance goals as determined by the chief executive officer and a stretch bonus potential of 50% of his performance bonus amount. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Hardy has agreed not to compete with NCM Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Compensation Decisions for 2008

In February 2008, the Compensation Committee retained and will direct a nationally recognized consulting firm to provide independent advice and recommendations to the committee regarding executive compensation. The Compensation Committee will review the recommendations by the compensation consultant and ensure they are aligned to the market and benchmarked to an appropriate peer group.

The Compensation Committee reviewed executive compensation in January 2008 and decided to increase the base salary for all executives by a cost of living adjustment of 3% except for Mr. Ferrera. Mr. Ferrera received an increase of approximately 8% to reflect a cost of living adjustment and to bring his base compensation in line with CFOs of similar size public companies. Information related to the 2008 Performance Bonus Plan is described in Proposal 2 and Appendix B. Pursuant to the equity incentive plan on January 8, 2008, the Compensation Committee granted Mr. Ferrera 50,000 options at $19.37 per share and 10,000 shares of restricted stock with a five year vesting schedule (20% per year from date of grant) and similar provisions as the 2007 grants under the plan. These new grants were made to bring Mr. Ferrera’s equity compensation in line with the other named executives and with what we believe to be competitive marketplace compensation. There were no significant changes to other compensation or potential payments upon termination or change in control.

Specific forward-looking performance targets for 2008 will be included in the subsequent year when the awards have been earned as required by the Exchange Act rules. We believe disclosure of our internal targets that are the basis for awards not yet earned would not provide stockholders with additional material insight into our compensation arrangements or the compensation that is disclosed below. In addition, this information may be misleading to investors and others and would result in the Company providing guidance to current and potential investors about our financial expectations, which places additional burdens on us and has unfavorable and unintended consequences. Our targets for incentives may or may not coincide with our actual or expected performance and resulting guidance. Investors and others would not have access to all of the information related to the development of our internal targets such that disclosure of these may lead investors and others to make various assumptions about our business that may not be accurate. If our internal targets are publicly disclosed prior to completion of the performance period and if we fail to achieve them, we believe it is likely that our stock price will be more volatile and this could, in turn, adversely affect our ability to compete for executive talent and potentially involve us in litigation or disputes. The process for setting the targets for 2008 was not materially different from the process used in 2007. See discussion of the 2008 Performance Bonus Plan included with Proposal 2.

Fiscal 2007 Summary Compensation Table

The following tables show the amount of compensation we paid to our named executive officers during the years indicated. For additional information regarding the material terms of each named executive officers’ employment agreement, see “Employment Agreements” in the Compensation Discussion and Analysis (“CD&A”) and “Severance and Change in Control Payments” below.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Kurt C. Hall President, Chief Executive Officer and Chairman	2007	$700,000	$38,188	$290,985	$671,161	$1,026,958	$32,285	$2,759,577
	2006	$625,000	—	—	$629,117	$607,500	$8,292	$1,869,909

Clifford E. Marks President of Sales and Chief Marketing Officer	2007	$675,000	$76,375	$152,979	$352,591	$698,625	$23,649	$1,979,219
	2006	$579,395	—	—	$326,590	$567,000	$8,204	$1,481,189

Gary W. Ferrera Executive Vice President and Chief Financial Officer	2007	$325,000	$38,188	$91,243	$199,476	$357,601	$170,007	$1,181,515
	2006	$176,635	—	—	$177,910	$190,782	$1,389	$546,716

Thomas C. Galley Executive Vice President and Chief Technology and Operations Officer	2007	$415,000	—	$89,655	$206,787	$420,934	$16,217	$1,148,593
	2006	$373,077	—	—	$193,840	$275,625	$8,149	$850,691

Ralph E. Hardy Executive Vice President and General Counsel	2007	$221,728	—	$32,326	$74,561	$162,647	$10,915	$502,177
	2006	$215,029	—	—	$69,893	$105,482	$8,054	$398,458

(1)	The CEO recommended and the Compensation Committee approved a discretionary bonus for Mr. Marks to reflect the significant over-achievement of actual advertising sales revenue as adjusted compared to the target. In addition, the Compensation Committee approved a discretionary bonus for Mr. Hall and for Mr. Ferrera to reflect the significant over-achievement of financial related targets and non-financial measures including successful completion of the IPO, expansion of our network and other factors.
(2)	The amounts represent the portion of the fair value of the restricted stock recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized. Under SFAS 123(R), the fair value of restricted stock granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the restricted stock in Note 9 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended December 27, 2007.

For the named executive officers, restricted stock grants were awarded at the date of our IPO and as such are reflected in their compensation for the 2007 period only. Except with respect to Mr. Marks, the restricted stock began vesting on January 1, 2008 at 20% per year. Mr. Marks’ restricted stock begins vesting on January 1, 2009. Restricted stock is further discussed in the “Long-Term Incentive Program” section of CD&A.

(3)	The amounts represent the portion of the fair value of the options recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized. Under SFAS 123(R), the fair value of options granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended December 27, 2007. The Grants of Plan Based Awards table discloses the options granted to the named executive officers. Options are further discussed in the “Long-Term Incentive Program” section of CD&A.
(4)	The Compensation Committee approved 2007 performance and stretch bonuses for the named executive officers on March 5, 2008, and such bonuses were paid on March 7, 2008. The payments of non-equity incentive plan compensation in 2007 include the stretch bonus due to achievement of the performance measures discussed in “Fiscal 2007 Performance Measures”. In 2006, no amounts of stretch bonus were earned. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column from the Fiscal 2007 Summary Compensation Table above.

	Year	Performance Bonus			Stretch Bonus			Total Non-Equity Incentive Plan Compensation
Name		Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount	Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount
Kurt C. Hall	2007	100%	100%	$700,000	50%	93%	$326,958	$1,026,958
	2006	100%	97%	$607,500	50%	0%	—	$607,500
Clifford E. Marks	2007	100%	100%	$675,000	5%	70%	$23,625	$698,625
	2006	100%	98%	$567,000	5%	0%	—	$567,000
Gary W. Ferrera	2007	75%	100%	$243,750	38%	93%	$113,851	$357,601
	2006	75%	144%	$190,782	38%	0%	—	$190,782	(a)
Thomas C. Galley	2007	75%	92%	$286,350	38%	86%	$134,584	$420,934
	2006	75%	99%	$275,625	38%	0%	—	$275,625
Ralph E. Hardy	2007	50%	100%	$110,864	25%	93%	$51,783	$162,647
	2006	50%	98%	$105,482	25%	0%	—	$105,482

(a)	In 2006, Mr. Ferrera’s salary was prorated from his date of hire based on an annual salary of $275,000 per his employment agreement. The performance bonus was calculated on 93% of the $275,000 annual salary and resulted in an actual bonus of 144% of the prorated base salary.

(5)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2007 Summary Compensation Table above.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Restricted Stock Dividends (d)	Relocation Expenses (e)	Miscellaneous (f)	Total All Other Compensation
Kurt C. Hall	2007	$6,200	$1,154	$1,257	$23,529	—	$145	$32,285
	2006	$6,000	$1,035	$1,257	—	—	—	$8,292
Clifford E. Marks	2007	$6,200	$1,125	$1,257	$14,916	—	$151	$23,649
	2006	$6,000	$947	$1,257	—	—	—	$8,204
Gary W. Ferrera	2007	$254	$492	$1,257	$7,378	$160,626	—	$170,007
	2006	$508	$156	$725	—	—		$1,389
Thomas C. Galley	2007	$6,200	$1,003	$1,257	$7,250	—	$507	$16,217
	2006	$6,000	$892	$1,257	—	—	—	$8,149
Ralph E. Hardy	2007	$6,200	$885	$1,216	$2,614	—	—	$10,915
	2006	$6,000	$852	$1,202	—	—	—	$8,054

(a)	Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) Plan. The named executive officers are eligible for a discretionary contribution under the 401(k) Plan on base pay up to IRS limits.
(b)	Represents imputed income for term life insurance coverage.
(c)	Represents imputed income for long-term and short-term disability insurance coverage.
(d)	During fiscal 2007, NCM Inc. declared dividends of $0.15 on July 30, 2007 and $0.15 on October 30, 2007.
(e)	Represents the relocation expenses for which Mr. Ferrera was eligible. Mr. Ferrera joined the Company as our CFO in 2006 and relocated to Colorado. We reimbursed customary moving expenses, including closing costs, legal fees and travel.
(f)	Represents business-related awards, gifts and prizes and taxable fringe benefits.

Grants of Plan Based Awards

The following table shows the approved awards to our named executive officers in our 2007 fiscal year.

Fiscal 2007 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	Grant Date Fair Value of Stock Awards ($) (3)
		Threshhold ($)	Target ($)	Maximum ($)
Kurt C. Hall	N/A	$175,000	$700,000	$1,050,000
	2/13/2007				78,430	$1,647,030
Clifford E. Marks	N/A	$168,750	$675,000	$708,750
	2/13/2007				49,720	$1,044,120
Gary W. Ferrera	N/A	$60,938	$243,750	$365,625
	2/13/2007				24,593	$516,453
Thomas C. Galley	N/A	$77,813	$311,250	$466,875
	2/13/2007				24,165	$507,465
Ralph E. Hardy	N/A	$27,716	$110,864	$166,296
	2/13/2007				8,713	$182,973

(1)	Amounts represent potential cash bonus amounts if goals and additional targets are achieved for 2007 performance for each named executive officer. The board and Compensation Committee may, at their complete discretion, award additional or lower amounts. See “Summary Compensation Table” for amounts paid.
(2)	Represents restricted stock grants made in connection with the completion of the IPO. The NCM LLC Unit Option Plan provided that under certain conditions, option holders would receive an additional equity award of options or restricted units at the time of an IPO, the “IPO awards.” The purpose of the IPO awards is to ensure that the economic value of outstanding unit options held just prior to an IPO is maintained by the option holder immediately after the IPO. We issued shares of restricted common stock in substitution for restricted units that were granted by NCM LLC. The restricted stock will vest and the forfeiture and transfer restrictions will lapse at the same time as the underlying options vest, 20% per year commencing on either January 1, 2008 or January 1, 2009, as applicable, subject to continuous employment. The restricted stock award provides that the grantee will receive dividends. Also in connection with the completion of our IPO, we substituted options to acquire our common stock for outstanding NCM LLC unit options. For additional information regarding outstanding options, see “Outstanding Equity Awards at December 27, 2007”. None of the options were vested as of December 27, 2007. For additional information regarding equity awards and substitution of NCM, Inc. equity awards for NCM LLC equity awards, see “Long-Term Incentive Program” in the CD&A and “Equity Incentive Plan Information” following Proposal 2.
(3)	Calculated in accordance with SFAS 123(R) as described in footnote (2) to the Fiscal 2007 Summary Compensation Table and are based on our IPO price of $21.00 per share, the date of the grant of restricted units by NCM LLC.

Outstanding Equity Awards at December 27, 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (a)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (b)
Kurt C. Hall	—	474,974	$16.35	4/4/2021	78,430	$1,914,476
Clifford E. Marks	—	263,775	$16.35	4/4/2021	49,720	$1,213,665
	—	37,327	$24.04	9/7/2021
Gary W. Ferrera	—	149,058	$18.01	5/1/2021	24,593	$600,315
Thomas C. Galley	—	146,346	$16.35	4/4/2021	24,165	$589,868
Ralph E. Hardy	—	52,769	$16.35	4/4/2021	8,713	$212,684

(a)	Options expire prior to date if named executive officer terminates employment.
(b)	Amounts are based on the closing stock price, $24.41 per share, on December 27, 2007.
(c)	The options and restricted stock will vest 20% per year commencing on either January 1, 2008 or January 1, 2009, as applicable, subject to continuous employment.

Option Exercises and Stock Vested

None of our named executive officers had vested options or vested restricted stock at December 27, 2007.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Other Employee Benefits

Our employees, including our named executive officers, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.

We offer a 401(k) plan to eligible employees as part of a 401(k) plan administered by NCM LLC. Under the plan, employee participants, including our named executive officers, may contribute up to 20% of their compensation, subject to Internal Revenue Code limitations. Employee contributions may be made after six months of service, and are invested in various investment funds based upon elections made by the employee. We may make discretionary matching contributions to the plan.

Severance and Change of Control Payments

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change of control of NCM Inc. under their employment agreements and under the NCM Inc. 2007 Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the “Grants of Plan Based Awards” table. Actual payments may be more or less than the amounts described below. In addition, the company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons.

Assuming the executive’s employment was terminated under each of these circumstances on December 27, 2007, such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (1)	Medical Insurance Continuation (2)	Life Insurance Continuation (2)	Value of Accelerated Equity Awards (3)
Kurt C. Hall (a)
Without Cause	$1,400,000	$700,000	$24,840	$2,988	—
For Good Reason	$1,400,000	$1,400,000	$24,840	$2,988	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	$1,750,000	$2,100,000	$31,050	$3,735	$5,742,766
Death	—	$700,000	$12,420	—	—
Disability	—	$700,000	$12,420	$1,494	—

Clifford E. Marks (b)
Without Cause or For Good Reason or Expiration of Agreement	$675,000	$775,000	$12,420	$1,458	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	$3,353,503
Death	—	—	$12,420	—	—
Disability*	$337,500	—	$12,420	$1,458	—

Gary W. Ferrera (c)
Without Cause or For Good Reason or Expiration of Agreement	$325,000	—	$12,420	$698	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	$1,554,286
Death	—	—	$12,420	—	—
Disability*	$162,500	—	$12,420	$698	—

Thomas C. Galley (d)
Without Cause or For Good Reason or Expiration of Agreement	$622,500	—	$17,775	$1,340	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	$1,769,416
Death	—	—	$11,850	—	—
Disability*	$207,500	—	$11,850	$893	—

Ralph E. Hardy (c)
Without Cause or For Good Reason or Expiration of Agreement	$221,728	—	$12,420	$479	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	$638,002
Death	—	—	$12,420	—	—
Disability*	$110,864	—	$12,420	$479	—

*	net of amounts offset by disability insurance payments

(1)	If the named executive is terminated from NCM Inc. for reasons other than disability, death or cause, or resigns for good cause, as defined in the agreement, or his agreement is not renewed on substantially equal terms, he will be entitled to severance for a specified period and any annual bonuses awarded but not yet paid. If the named executive officer’s employment terminates due to his death, his beneficiaries will receive his base salary paid through the end of the month of his death. Except for Mr. Hall, if the named executive officer terminates employment on account of his disability, in exchange for a release of claims against the Company, he will be entitled to his base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.
(a)

If Mr. Hall is terminated from NCM Inc., for reasons other than permanent disability, death or cause, he will be entitled to severance equal to two times his base salary paid over 24 months. If Mr. Hall resigns from NCM Inc. with good reason, as defined in the agreement, he will be entitled to severance equal to two times his base salary and one times his target bonus payable in a lump sum. If, within three months before or one year after a change of control, as defined in the agreement, Mr. Hall resigns for good reason or is terminated for reasons other than permanent disability, death or cause, he would be entitled to severance equal to two and one half times his base salary and two times his target bonus payable in a lump sum. If Mr. Hall terminates employment for any reason, he or his beneficiaries will receive his actual bonus for the year prorated by the number of days until his termination to be paid at the same time bonuses are paid to other executives.

(b)	Mr. Marks will be entitled to severance equal to the greater of (1) his base salary paid over the remaining existing term of the 24 month contract and a bonus equal to the last bonus paid per month applied against the remaining contract period or (2) one year of base salary plus 100% of the bonus amount paid for the last full year of employment.
(c)	Mr. Ferrera and Mr. Hardy’s severance represent base salary paid over 12 months.
(d)	Mr. Galley’s severance is equal to one and a half times his base salary paid over 18 months.
(2)	If the named executive officer is terminated from NCM Inc. for reasons other than disability, death or cause, or resigns for good reason, as defined in the agreement, the named executive officer is entitled to continued coverage under any employee medical, health and life insurance plans for a specified period, or the economic equivalent of such coverage. If the named executive officer terminates employment on account of his death or disability, he or his beneficiaries will be entitled to one year of continued benefits.
(a)	Amounts for Mr. Hall represent a 24-month period, except if within three months before or one year after a change of control, as defined in the agreement, then he is entitled to 30-months of continued benefits.
(b)	Amounts for Mr. Marks represent estimates until the date he receives equivalent coverage but not longer than the period for which his base salary is paid after termination.
(c)	Amounts for Mr. Ferrera and Mr. Hardy represent a 12-month period.
(d)	Amounts for Mr. Galley represent an 18-month period.
(3)	Under the equity incentive plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the named executive officer’s employment is terminated by NCM Inc., its affiliate or a successor in interest without cause or by the named executive officer for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Amounts are based on the closing stock price, $24.41 per share, on December 27, 2007.

Director Compensation

Non-Employee Directors

For our 2007 fiscal year, our directors who were not our employees or employees of our founding members received an annual cash retainer of $20,000, plus $1,500 for each meeting of the board of directors they attended. In addition, non-employee directors received a restricted stock grant valued at $20,000 at the IPO date ($21.00 per share), which had a one-year vesting schedule. Annual retainers were paid to the chairperson of each committee of the board of directors as follows: $10,000 for the Audit Committee chairperson and $5,000 for each of the Compensation Committee chairperson and the Nomination and Governance Committee chairperson. Audit Committee members also receive $1,500 for each Audit Committee meeting they attend, and Compensation Committee and Nominating and Governance Committee members receive $1,000 for each meeting of those committees they attend. We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

In January 2008, the Nominating and Governance Committee considered compensation for 2008 for non-employee directors and recommended a 4% increase in monetary compensation and 1,000 shares of restricted stock with the same provisions as the 2007 grant, which was approved by the board.

Employee Directors

Our employees and employees of our founding members who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Lawrence A. Goodman	$39,500	$20,013	$286	$59,799
David R. Haas	$54,000	$20,013	$286	$74,299
James R. Holland, Jr.	$45,500	$20,013	$286	$65,799
Stephen L. Lanning	$36,000	$20,013	$286	$56,299
Edward H. Meyer	$32,500	$20,013	$286	$52,799
Scott N. Schneider	$44,000	$20,013	$286	$64,299

(1)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2007 Director Compensation Table above.

Name	Annual Retainer	Committee Chair Fees	Meeting Fees	Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$20,000	$5,000	$14,500	$39,500
David R. Haas	$20,000	$10,000	$24,000	$54,000
James R. Holland, Jr.	$20,000	—	$25,500	$45,500
Stephen L. Lanning	$20,000	$5,000	$11,000	$36,000
Edward H. Meyer	$20,000	—	$12,500	$32,500
Scott N. Schneider	$20,000	—	$24,000	$44,000

(2)	The amounts represent the portion of the fair value of the restricted stock recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized. Under SFAS 123(R), the fair value of restricted stock granted to employees is recognized ratably over the vesting period. On February 13, 2007, certain directors were granted restricted stock at no cost to the directors and such awards were fully vested on February 13, 2008. See details of the assumptions used in valuation of the restricted stock in Note 9 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended December 27, 2007. Restricted stock is further discussed in the “Long-Term Incentive Program” section of CD&A.
(3)	The amounts represent the cash dividends paid on the restricted stock.

In addition to the cash dividends, the participants are entitled to vote their respective shares, although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. The restricted stock vested on February 13, 2008. The following table provides details about the “Stock Awards” column from the Fiscal 2007 Director Compensation Table above.

	Fiscal 2007 Grants			Outstanding Equity Awards at December 27, 2007
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards ($) (a)	Number of Shares of Stock that have not vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	2/13/2007	953	$20,013	953	$23,263
David R. Haas	2/13/2007	953	$20,013	953	$23,263
James R. Holland, Jr.	2/13/2007	953	$20,013	953	$23,263
Stephen L. Lanning	2/13/2007	953	$20,013	953	$23,263
Edward H. Meyer	2/13/2007	953	$20,013	953	$23,263
Scott N. Schneider	2/13/2007	953	$20,013	953	$23,263

(a)	Calculated in accordance with SFAS 123(R) as described in footnote (2) to the Fiscal 2007 Director Compensation Table and are based on our IPO price of $21.00 per share.
(b)	Amounts are based on the closing stock price, $24.41 per share, on December 27, 2007.

National CineMedia, LLC—Performance Bonus Plan

Employees of NCM, LLC are covered under a separate Performance Bonus Plan and are not covered by the 2008 NCM, Inc. Performance Bonus Plan.

CORPORATE CODE OF CONDUCT

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary. The Corporate Code of Conduct is also available on our website at www.ncm.com. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at www.ncm.com. We have established a confidential hotline and website to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 27, 2007, with the exception of a Form 3 for James R. Holland, Jr. that was filed one day late.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or by telephone at (303) 792-3600 or (800) 828-2828. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2009 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 28, 2008. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2009 annual meeting by January 29, 2009, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the annual meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Ralph E. Hardy

Executive Vice President, General Counsel and

Secretary

Centennial, Colorado

March 28, 2008

Appendix A

NATIONAL CINEMEDIA, INC.

AUDIT COMMITTEE CHARTER

There will be a committee of the Board of Directors (the “Board”) of National CineMedia, Inc. (the “Corporation”) that will be called the Audit Committee.

1.	Statement of Purpose

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling the Board’s responsibilities to the Corporation and its stockholders relating to the accounting and financial reporting process and the audit of the Corporation’s financial statements. To that end, the Audit Committee will oversee management’s processes and activities relating to the following:

(a)	maintaining the reliability and integrity of the Corporation’s accounting policies, financial reporting practices and financial statements;

(b)	the independent auditor’s qualifications and independence;

(c)	the performance of the Corporation’s internal audit function and independent auditor; and

(d)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which the Corporation’s securities may be listed.

2.	Committee Membership

The Audit Committee will consist of no fewer than three members. The Audit Committee will be composed of directors who satisfy the independence, experience, and financial expertise requirements set forth in the Marketplace Rules for Listed Issuers of The NASDAQ Stock Market LLC (“Nasdaq”) and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the rules and regulations promulgated thereunder, provided that the Board may determine that the Corporation will avail itself of the exemptions from such requirements provided under the Nasdaq rules and the Exchange Act.

Each member of the Audit Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after her or his appointment). In addition, at least one member of the Audit Committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities. The Board may, in its discretion, determine that one or more members of the Audit Committee are “financial experts” as defined by the U.S. Securities and Exchange Commission (the “Commission”).

The members of the Audit Committee will be appointed annually, and may from time to time be removed, by the Board. The Board will take into account any recommendations of the Nominating and Corporate Governance Committee in making such appointments.

Generally, it is expected that Audit Committee members will not simultaneously serve on more than two other audit committees of public companies in addition to the Audit Committee. If the Board determines that a Committee member’s simultaneous service on more than two other public company audit committees does not impair the member’s service to the Corporation, it will state so in the Corporation’s annual proxy statement. All Audit Committee members shall advise the Chairman of the Board and the Chairman of the Corporate Governance and Nominating Committee before accepting membership on another audit committee.

3.	Meetings; Executive Sessions

The Audit Committee will meet on a regular basis, but no less frequently than four times per year, and shall hold special meetings as required. Periodically, but no less frequently than once per year, the Audit Committee will meet with management, the internal auditors (or other personnel responsible for the internal audit), and the independent auditor in separate executive sessions.

The Board will designate one member of the Audit Committee to serve as its chair (the “Chair”). Meetings of the Audit Committee may be called by or at the request of the Board, any member of the Audit Committee or the Chief Executive Officer.

4.	Functions and Responsibilities

In furtherance of the purposes set forth above, the Audit Committee will perform the functions and responsibilities described in this Charter as appropriate and will have all powers of the Board necessary or desirable to perform such functions and responsibilities as may be delegated to a committee of the Board under Delaware law. Notwithstanding the enumeration of specific functions and responsibilities herein, the Audit Committee believes that its policies and procedures should remain flexible, in order to best respond to changing circumstances and conditions in fulfilling its responsibilities to the Corporation and its stockholders.

(a) The Audit Committee will prepare the report required by the rules of the Commission to be included in the Corporation’s annual proxy statement.

(b) The Audit Committee will have the sole authority to appoint or replace the independent auditor. The Audit Committee will be directly responsible for the oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services. The independent auditor will report directly to the Audit Committee.

(c) All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor must be approved by the Audit Committee in advance, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

(d) The Audit Committee will make regular reports to the Board. The Audit Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee will annually review the Audit Committee’s own performance.

(e) In addition, the Audit Committee will:

(i) Financial Statement and Disclosure Matters

(1) Review and discuss with management and the independent auditor the Corporation’s annual audited financial statements and the independent auditor’s report thereon, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

(2) Review and discuss with management and the independent auditor the Corporation’s annual report on internal control over financial reporting and the independent auditor’s report thereon, including disclosures made in “Controls and Procedures,” and the annual certifications of the Chief Executive Officer and the Chief Financial Officer made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, and recommend to the Board whether the annual certifications should be included in the Corporation’s Form 10-K.

(3) Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of its Form 10-Q and the results of the independent auditor’s review of the quarterly financial statements.

(4) Review and discuss with management and the independent auditor the certifications of the Chief Executive Officer and the Chief Financial Officer made pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, including the disclosures made in “Controls and Procedures,” prior to the filing of its Form 10-Q.

(5) Review and discuss with management and the independent auditor, as applicable, (A) significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, major issues as to the adequacy or effectiveness of the Corporation’s internal controls, and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; (D) effects of changes in accounting standards that may materially affect the Corporation’s financial reporting practices; and (E) earnings press releases as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

(6) Hold meetings on a quarterly basis to review and discuss quarterly reports from the independent auditor on (A) all critical accounting policies and practice to be used; (B) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and treatments preferred by the independent auditor; and (C) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(7) Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such risk exposures, including the Corporation’s risk assessment and risk management policies or guidelines.

(8) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit or any review services, including any difficulties encountered in the course of the audit or review work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(9) Review disclosures made to the Audit Committee by the Corporation’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

(ii) Oversight of the Corporation’s Relationship with the Independent Auditor

(1) (A) Obtain and review a formal written statement from the independent auditor at least annually regarding (i) the audit firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with such issues, and (iv) all relationships between the independent auditor and the Corporation (consistent with Independence Standards Board Standard 1); (B) evaluate the qualifications, performance, and independence of the independent auditor, including a review and evaluation of the lead partner of the independent auditor, considering whether the auditor’s internal quality-controls are adequate, considering whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence and actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent auditor, taking into account the opinions of management and the Corporation’s internal auditors; and (C) present its conclusions and consequent recommendations with respect to the independent auditor to the Board.

(2) Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit, the concurring audit partner responsible for reviewing the audit, and any other partners subject to rotation, as required by law.

(3) Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor who were engaged on the Corporation’s account or otherwise participated in any audit of the Corporation.

(4) Discuss with the independent auditor any accounting or auditing issues with respect to which the Corporation’s audit team consulted with the independent auditor’s national office.

(5) Review with the independent auditor any audit problems or difficulties and management’s response.

(6) Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

(7) Establish appropriate policies as necessary from time to time to facilitate these functions.

(iii) Oversight of the Corporation’s Internal Audit Function

(1) Ensure the Corporation maintains an internal audit function and at least annually evaluate the performance of the Corporation’s internal audit function.

(2) Review and discuss with the independent auditor, the internal auditor, and management, as appropriate, the internal auditor function’s responsibilities, budget, and staffing and any recommendations or suggested changes in the planned scope of the internal audit, including compliance with The Institute of Internal Audits Standards for Professional Practice of Internal Auditing.

(3) Review with the internal auditor, on a periodic basis as appropriate, the results of specified projects assigned to the internal auditor, and coordinate with management to ensure that any significant findings or control weaknesses are addressed and resolved.

(iv) Compliance Oversight Responsibilities

(1) Review any reports of the independent auditor mandated by Section 10A of the Exchange Act and obtain from the independent auditor any information with respect to illegal acts in accordance with Section 10A.

(2) Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(3) Take actions it considers necessary to enforce the Code of Business Conduct and Ethics adopted by the Board, including the establishment of procedures to consider alleged violations of such codes or any other matters pertaining to the integrity of management. This should include regular reviews of the compliance processes and reporting and disclosure of any violations and any waivers granted by the Board under such codes.

(4) In its discretion, conduct or authorize investigations into matters within its scope and responsibility.

(5) Periodically review the Corporation’s insider trading policy.

(6) Review all “Related Party Transactions,” as such terms is defined under Nasdaq rules and the Corporation’s Statement of Policy with Respect to Related Party Transactions. No related-party transaction may be entered into unless and until it has been approved by the Audit Committee as set forth in the Statement of Policy with Respect to Related Party Transactions.

To meet these Functions and Responsibilities, the Audit Committee will have the authority, to the extent it deems necessary or appropriate to carry out its functions and responsibilities, to retain independent legal, accounting, or other advisors. The Corporation will provide for appropriate funding, as determined by the Audit Committee, for the payment of compensation (i) to the independent auditor for the purpose of rendering or issuing an audit report or related work or performing other audit, review, or attest services, (ii) to any advisors employed by the Audit Committee, and (iii) for ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that all decisions to grant pre-approvals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting.

5.	Limitation on Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to, and the Audit Committee will not, (a) plan or conduct audits, (b) prepare the Corporation’s financial statements, or (c) determine or certify that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPROVED by the Board this 8th day of January, 2008.

Appendix B

NATIONAL CINEMEDIA, INC.

2008 PERFORMANCE BONUS PLAN

Objective:

The purpose of the 2008 NCM Performance Bonus Plan is to create a financial incentive for executives of National CineMedia, Inc. (“NCM”) to meet or exceed certain key internal financial performance metric targets (Budgets) of NCM, including target EBITDA (Earnings before Interest, Taxes, Minority Interest, Depreciation and Amortization as adjusted for the add back of our share-based compensation costs and for actual results, the add back of any make-good liability balance at fiscal year end), target Free Cash Flow (target EBITDA as adjusted less Capital Expenditures) and advertising sales budgets (as adjusted for the exclusion of certain advertising revenues generated through provision in the ESAs relating to beverage concessionaire agreement and the exclusion of additional advertising revenues generated through agreements with the founding members, and for actual results, the add back of any make-good liability balance at fiscal year end).

Program Structure:

Eligibility

All NCM employees designated on Exhibit A (each an “Eligible Employee”) will be eligible to participate in the Plan. No Eligible Employee will be eligible for a Performance Bonus if he or she is not employed by NCM on the date the bonus payments are made. The annual bonus payment, if any, will be made as soon as practical after the annual audit report is received from NCM’s external auditors. Notwithstanding the foregoing, payment of the Performance Bonus to those Eligible Employees who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will only be made upon certification by NCM’s Compensation Committee in writing that the performance goals and any other material terms of the Performance Bonus were in fact satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the Committee waives the requirement that a Participant must be employed on the date of payment of the Performance Bonus, the payment shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Performance Bonus Calculation

Each Eligible Employee will have a Performance Bonus Potential based on a specified percentage of his or her annual base compensation at the end of the year for which a bonus is being paid. Such amount will be pro rated for the length of time such Eligible Employee is employed during the year.

As set forth below, this Performance Bonus Potential will vary depending on the Eligible Employee’s title, business unit and level of responsibility. After the amount of the Performance Bonus for each eligible participant has been determined by the Compensation Committee based upon the measures set forth below, the NCM Compensation Committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each Eligible Employee, reduce the amount of the preliminary Performance Bonus amount by up to 25% of the amount calculated in accordance with the objective financial criteria set forth below. The amount of reduction in any Eligible Employee’s Performance Bonus in accordance with the discretion of the NCM Compensation Committee shall not affect the amount of Performance Bonus payable to any other Eligible Employee under the Plan.

The financial criteria used in determining the Performance Bonus will vary by employee and department and will be based on the Board approved operating budgets as follows. The Performance Bonus of all Eligible

Employees will be measured depending on the Eligible Employee on the NCM target EBITDA as adjusted, NCM target Free Cash Flow and NCM advertising sales as adjusted performance versus budget. The Performance Bonus will be weighted from 80% to 100% of total Potential as specific targets vary from 80% to 100% of budget, with no Performance Bonus payable should NCM advertising sales revenue as adjusted be less than 80% of budget for the President of Advertising Sales or should NCM target EBITDA as adjusted be less than 90% of budget for all other Eligible Employees. The Performance Bonus targets and measurements for Eligible Employees subject to the requirements of Section 162(m) of the Code shall be established by the NCM Compensation Committee no later than the ninetieth day of fiscal 2008.

In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during 2008, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the Performance Bonus but the establishment of such a separate plan shall not affect the computation of the amount of Performance Bonus payable under this Plan.

In cases where the calculation of the Performance Bonus is based upon a range of financial performance, the amount of Performance Bonus shall be the same percentage of the range of base salary bonus as the financial performance target represents of the range of financial measures. For example, if the actual financial performance for 2008 represents financial performance half way between two ranges of financial performance, the Performance Bonus amount will be the midpoint between the two percentages of Base Salary represented by the financial performance metric.

In addition to the Performance Bonus discussed above, all Eligible Employees will be eligible for a “Stretch Bonus”. The Stretch Bonus will be considered by the Compensation Committee if NCM exceeds its target EBITDA Budget as adjusted and it will be incremental to the Performance Bonus discussed above. The amount of Stretch Bonus will be equal to: (i) the Eligible Employee’s Performance Bonus actually paid (taking into account any discretionary reduction authorized by the NCM Compensation Committee), times (ii) 50%, times (iii) the percentage that actual EBITDA as adjusted is in excess of target EBITDA, as adjusted (capped at 10%) divided by 10% as follows. For example if the Bonus Potential was $100,000, target EBITDA as adjusted was $180 million, actual results were $185 million, the Stretch Bonus would be $14,000, calculated as follows: ((185-180)/180)/10% X 50% X $100,000. Payment of the “Stretch Bonus” to Eligible Employees who are subject to the limitations of Section 162(m) of the Code shall be subject to the same Compensation Committee certification described above.

Notwithstanding the foregoing, the maximum amount of Performance Bonus plus Stretch Bonus that may be paid to an Eligible Employee subject to the limitations of Section 162(m) of the Code shall not exceed 200% of each such officer’s Base Salary as in effect on January 2, 2008.

Payment of the Financial Bonus to officers subject to the limitations of Section 162(m) of the Code shall be made only after the material terms of this Plan (as defined in Treasury Regulations under Section 162(m) of the Code) have been disclosed to and subsequently approved by the shareholders of NCM.

The attached Exhibit A is a summary of each Eligible Employee’s Performance Bonus Potential %, and Financial Goals.

This Plan was adopted by the Compensation Committee on February 5, 2008.

Exhibit A

1.	President and CEO – Performance Bonus Potential of 100% of Base Salary based on the following criteria:

•	50% of Performance Bonus Potential tied to NCM meeting its target EBITDA budget.
•	50% of Performance Bonus Potential tied to NCM meeting its target Free Cash Flow budget.

2.	EVP /CFO – Performance Bonus Potential of 75% of Base Salary based on the following criteria:

•	50% of Performance Bonus Potential tied to NCM meeting its target EBITDA budget.
•	50% of Performance Bonus Potential tied to NCM meeting its target Free Cash Flow budget.

3.	EVP, Legal, HR & Corporate Administration – Performance Bonus Potential of 50% of Base Salary based on the following criteria:

•	50% of Performance Bonus Potential tied to NCM meeting its target EBITDA budget.
•	50% of Performance Bonus Potential tied to NCM meeting its target Free Cash Flow budget.

4.	President Advertising Sales and Marketing – Performance Bonus Potential as set forth below:

•	Various percentages of Base Salary (35% to 100%) based on meeting various percentages of NCM adjusted advertising sales budgets (80% to 100%) as follows:

Revenue % of Budget	% of Base Salary
<80%	0%
>80% to 90%	35% to 55%
>90% to 100%	>55% to 100%

The President of the Advertising Division will be included in the executive Stretch Bonus Pool discussed above.

Any expenditure in excess of the G & A, marketing and research expense budgets on an aggregate basis will be deducted from the actual sales for purposes of the comparison to the sales budgets.

5.	Chief Operations and Technology Officer – Bonus Potential of 75% of Base Salary based on the following criteria:

•	50% of Performance Bonus Potential tied to NCM meeting its target EBITDA budget,
•	25% of Performance Bonus Potential tied to NCM meeting its target Free Cash Flow budget.
•

10% of Performance Bonus Potential tied to the Technology and Operations divisions meeting their aggregate operating expenditure budgets and capital expenditure budgets, including any capitalized overhead related to software development and engineering.

•	15% of Performance Bonus Potential tied to the CineMeetings and Digital Programming division meeting its aggregate target EBITDA budget.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A    Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Kurt C. Hall	☐	☐	02 - Lawrence A. Goodman	☐	☐	03 - Scott N. Schneider	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve the National CineMedia, Inc. 2008 Performance Bonus Plan.	☐	☐	☐	3. Proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for National CineMedia, Inc. for the fiscal year ending January 1, 2009.	☐	☐	☐
4. In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

B    Non-Voting Items

Change of Address — Please print new address below.

C    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — National CineMedia, Inc.

This proxy is solicited on behalf of the Board of Directors of National CineMedia, Inc. for the

Annual Meeting of Stockholders to be held on April 29, 2008.

The undersigned appoints Gary W. Ferrera and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 29, 2008, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR the election of each of the nominees for director listed below and FOR each of Proposals 2 through 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” EACH OF PROPOSALS 2 AND 3.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

(Continued and to be marked, dated and signed on the reverse side of this Proxy Card.)